As filed with the Securities and Exchange Commission on March 12, 2003

Registration Statement No. ___________

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-4

                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933


                     Global Internet Communications, Inc.
                (Name of Small Business Issuer in its Charter)


Nevada                             7370                           N/A
(State or jurisdiction of        (Primary Standard         (I.R.S. Employer
 incorporation organization)      Industrial                Identification No.)
                             Classification Code Number)

 Suite 2305-1050 Burrard Street, Vancouver, British Columbia, Canada, V6Z 2S3
         (Address and telephone number of principal executive offices)

                         Copies of Communications to:

                     Conrad Lysiak, Spokane (509) 624-1475

                               James Hutchison,
                        Seigel Law Group (250) 360-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the requisite votes are obtained pursuant to the solicitation by Global Internet Communications referred to in this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.
[_]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

CALCULATION OF REGISTRATION FEE

Title of each       Amount to be        Proposed maximum    Proposed maximum      Amount of
class of securities registered          offering price      aggregate offering    registration fee
to be registered                        per unit            price
------------------------------------------------------------------------------------------------------
Common Stock, par            2,000,000              0.075             $150,000             $12.15
value $.00001 per
share
------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, on the basis of the average of the bid and ask prices reported on the National Quotation Bureau on March 12, 2003 for the common stock, no par value, of GIC CANADA Inc., which will be converted into common stock, par value $.00001 per share, of GIC Nevada, a Nevada corporation, on a one-for-one basis pursuant to the conversion described in this Registration Statement.

GIC NEVADA HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL GIC NEVADA SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER OR SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROXY/PROSPECTUS SUBJECT TO COMPLETION, DATED ___, 2003

Global Internet Communications Inc. (Canada)
Suite 2305-1050 Burrard Street
Vancouver, British Columbia
Canada, V6Z 2S3

Global Internet Communications Inc. (Nevada)
Suite 2305 - 1050 Burrard Street
Vancouver, BC, Canada, V6Z 2S3

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A special meeting of the stockholders of Global Internet Communications, Inc., (GIC CANADA) will be held on _____, 2003, at __ a.m., at Suite 2305-1050 Burrard Street, Vancouver, British Columbia, Canada, V6Z 2S3, for the purpose of voting upon a proposal to change the incorporation of the company from British Columbia to Nevada and to transact any other business as may properly come before the special meeting.

The continuation would be accomplished through the adoption of the proposed plan of conversion. If we complete the continuation, GIC CANADA will be continued under the laws of the State of Nevada (Nevada Revised Statutes) and will be governed by Nevada law.

Only stockholders of record at the close of business on_____, 2003 are entitled to notice of and to vote at the meeting. Stockholders of record are entitled to dissention and appraisal rights of the fair value of their shares. If you do not expect to attend in person, please sign and return the enclosed proxy card.

By Order of the Board of Directors,

Rory O'Byrne,
President, Chief Executive Officer and Director

_________, 2003


Dear GLOBAL INTERNET COMMUNICATIONS, INC. Stockholder:

You are cordially invited to attend a special meeting of stockholders to be held on _____, 2003 at ___ a.m. at Suite 2305-1050 Burrard Street, Vancouver, British Columbia, Canada, V6Z 2S3. The purpose of the meeting is to allow you to vote on the proposed conversion plan that would change the company's domicile from British Columbia to Nevada. If we complete the conversion the Nevada Revised Statutes would govern the company.

We believe that the continuation to Nevada will allow us to grow more effectively in the United States, our principal market, and provide the company with access to more qualified technical staff. Moreover, we have few employees located in Canada and our board of advisors, upon whom we shall rely, are principally resident in the United States. GIC CANADA common stock is currently listed for trading on the Pink Sheets under the symbol "GICIF".

The Board of Directors has declared the conversion plan advisable and recommends that you vote in favor of the continuation of the company from British Columbia to Nevada. Our officers and directors, who currently hold approximately 52.6% of the outstanding shares, have indicated that they intend to vote for the approval of the conversion.

We are calling a special meeting of the stockholders to vote on the plan of conversion and are soliciting proxies for use at the meeting. The record date for voting at the meeting is _____, 2003.

Stockholders of record are entitled to dissension and appraisal rights of the fair value of their shares if they vote against the plan of conversion.

SEE "RISK FACTORS," BEGINNING ON PAGE __ FOR A DISCUSSION OF CERTAIN RISKS, INCLUDING TAX EFFECTS, RELATING TO THE CONVERSION AND THE OWNERSHIP OF COMMON SHARES IN GLOBAL INTERNET COMMUNICATIONS, INC.

This proxy statement is first being mailed to holders of Global Internet Communications Inc. common stock on or about _____, 2003.

PLEASE NOTE THAT NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FURTHER INFORMATION IS AVAILABLE WITHOUT CHARGE TO HOLDERS OF GLOBAL INTERNET COMMUNICATIONS, INC. COMMON STOCK UPON WRITTEN OR ORAL REQUEST. REQUESTS SHOULD BE MADE TO GLOBAL INTERNET COMMUNICATIONS, INC., SUITE 2305-1050 BURRARD STREET, VANCOUVER, BRITISH COLUMBIA, V6Z 2S3 3 - ATTENTION: PRESIDENT,
TELEPHONE: (604) 662-2665 TO OBTAIN TIMELY DELIVERY, YOU SHOULD REQUEST INFORMATION NO LATER THAN _____, 2003.

               Sincerely,

               Rory O'Byrne, President and Chief Executive Officer

                               TABLE OF CONTENTS


TABLE OF CONTENTS...........................................................5
SUMMARY.....................................................................7
 The companies............................................................. 7
 Factors you should consider............................................... 8
 Reasons for the conversion................................................ 8
 Risk factors that may affect your vote.................................... 9
 Material tax consequences for stockholders................................ 9
   United States federal income tax consequences.........................   9
   Canadian income tax consequences......................................   9
 How the conversion will affect your rights as a stockholder.............. 10
 Price volatility......................................................... 10
 Accounting treatment of the conversion................................... 10
 Our recommendation to stockholders....................................... 11 matter to be voted on AT The special meeting............................. 11
 Vote needed to approve the plan of conversion............................ 11
SUMMARY FINANCIAL INFORMATION..............................................11
RISK FACTORS...............................................................12
 Risks relating to the continuation....................................... 12
   Tax consequences to U.S. stockholders.................................. 12
 Risk factors relating to the company and our industry.................... 13
 Cautionary statement concerning forward-looking statements............... 16
CONVERSION PROPOSAL........................................................17
 Background of the conversion proposal.................................... 17
 Reasons for the change of domicile....................................... 18
 Effective time of the conversion......................................... 18
 Conditions to the consummation of the conversion......................... 19
 Exchange of share certificates........................................... 19
 Stock options............................................................ 19
 Recommendation of the board of directors................................. 19
VOTING AND PROXY INFORMATION SPECIAL MEETING...............................20
 Proxy solicitation....................................................... 20
 Record date.............................................................. 20
 Vote required for approval............................................... 21
 ProxY instruction........................................................ 21
 Proxy revocation......................................................... 21
 Proxy validity........................................................... 22
 DISSENTER AND APPRAISAL RIGHTS........................................... 22
MATERIAL CANADIAN TAX CONSEQUENCES GENERAL.................................22
 Canadian income tax considerations....................................... 22
 Consequences of continuance to Nevada.................................... 23
 Canadian corporation..................................................... 23
 Foreign property......................................................... 23
 Deemed disposition....................................................... 23
 New fiscal period........................................................ 23
   Consequences of continuation to Canadian stockholders................   24
 No deemed disposition.................................................... 24
 Deemed dividend.......................................................... 24
 Interest expense......................................................... 24
   Consequences of continuance to non-resident stockholders.............   24
MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES............................24
 General.................................................................. 25
 U.S. tax consequences to us.............................................. 26
 U.S. tax consequences to shareholders.................................... 26
 Post-continuation U.S. taxation of income, gains and losses.............. 26
 Post-continuation sale of GIC Nevada shares.............................. 27
 Post-continuation dividends on GIC Nevada shares......................... 27
COMPARATIVE RIGHTS OF STOCKHOLDERS.........................................27
 Election and removal of directors........................................ 27
 Inspection of stockholders list.......................................... 27
 Transactions with officers and directors................................. 28
 Limitation on liability of directors; indemnification of officers and directors................................................................ 28
 Voting rights with respect to extraordinary corporate transactions....... 29
 Stockholders' consent without a meeting.................................. 29
 Stockholder voting requirements.......................................... 30
   DIVIDENDS............................................................   30
   ANTI-TAKE OVER PROVISIONS.............................................  31
   APPRAISAL AND DISSENTER'S RIGHTS....................................... 32
ACCOUNTING TREATMENT.......................................................32
BUSINESS OF GIC NEVADA.....................................................33
 Description of Business.................................................. 33
 Property................................................................. 33
 Legal Proceedings........................................................ 33
Management's Discussion and Analysis of Financial Condition................39
BUSINESS OF GIC Canada.....................................................39
 Overview of GIC CANADA................................................... 39
 Overview of the industry................................................. 39
   Media Streaming - Industry Overview and Technology Comparisons......... 40
 CompetitiOn.............................................................. 41
 Employees................................................................ 41
 Primary Agreements....................................................... 41
   The license is subject to the following material terms and conditions:  42
 Description of property.................................................. 43
 Legal proceedings........................................................ 43
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION..................43
Plan of operations.........................................................43
 Overview................................................................. 43
 Results of operations.................................................... 44
Selected financial data....................................................46
MARKET PRICES, DIVIDENDS AND TRADING INFORMATION...........................56
 Dividend Policy.......................................................... 56
 Our Transfer Agent....................................................... 57
MANAGEMENT.................................................................57
EXECUTIVE COMPENSATION.....................................................59
   Secretary & Director................................................... 59
   Dr. Colin Campbell..................................................... 59
   Director..............................................................  59
RELATED PARTY TRANSACTIONS.................................................59
SECURITY OWNERSHIP.........................................................60
DESCRIPTION OF CAPITAL STOCK...............................................61
STOCKHOLDER PROPOSALS......................................................61
Experts....................................................................61
LEGAL MATTERS..............................................................62
AVAILABLE INFORMATION......................................................62
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS.........................62
Item 20. Indemnification of Directors and Officers.........................62
Item 21. Exhibits..........................................................63
Item 22. Undertakings......................................................64

ANNEX A
Plan of Conversion



                                    SUMMARY
This summary provides an overview of the information contained in this proxy statement and does not contain all of the information you should consider. Therefore, you should also read the more detailed information set forth in this document and the financial statements of the company. The symbol "$" refers to United States dollars.

In this prospectus, unless otherwise indicated or the context otherwise requires, we will refer to Global Internet Communications Inc. as "GIC CANADA"

THE COMPANIES

The Registrant, Global Internet Communications, Inc. (GIC Nevada) was formed on February 26, 2003 as a Nevada corporation, solely for the purpose of effecting the change of domicile of GIC CANADA and the conversion transaction. Upon completion of the transaction, GIC CANADA will cease to exist and the business of GIC Nevada will be the businesses currently conducted by GIC CANADA.

The address for GIC Nevada is:
GIC Nevada
2305-1050 Burrard Street
Vancouver, BC V6Z 2S3

Global Internet Communications, Inc. ("GIC CANADA") was originally incorporated as "573633 B.C. Ltd." on October 22, 1998 in British Columbia, Canada. The name was changed to Global Internet Communications, Inc. on November 14, 2000 and operations commenced thereafter. We completed our initial public offering in March 2002. Our headquarters are located at Suite 2305-1050 Burrard Street, Vancouver, British Columbia, Canada, V6Z 2S3, 604-662-4665.

GIC CANADA has executed an arms length, worldwide, exclusive non-transferable non-assignable license with KyxPyx Technologies, Inc., a private British Columbia corporation, to use their media streaming technology. The license restricts our rights to sublicensing the technology to companies within the pharmaceutical industry. Media streaming refers to Internet distribution systems that transmit sounds and images from broadcaster to viewer. Streaming is similar to conventional television or radio broadcasting in that sounds and images are converted into electrical signals (transmission formats) and transmitted from broadcasters to viewers where they are in turn reconverted into the original sounds and images.

After the adoption of the Plan of Conversion (defined herein as being synonymous with Plan of Merger) and the continuation, the company will be a Nevada corporation governed by the Nevada Revised Statutes. We will continue to conduct the business in which we are currently engaged and the change of domicile will have no material effect on operations. The business and operations of GIC CANADA following the conversion will be identical in most respects to our current business, except that we will no longer be subject to the corporate laws of British Columbia but will be subject to the Nevada Revised Statutes. The differences between the laws will not materially affect our business but will affect your rights as a stockholder. The differences between the applicable laws of the two jurisdictions are discussed in greater detail under the heading "Comparative Rights of Stockholders" on page 25.


FACTORS YOU SHOULD CONSIDER

The conversion, which will have the effect of transferring the domicile of GIC CANADA from British Columbia to Nevada, will not have any effect on your relative equity or voting interests in our business. You will continue to hold exactly the same shares that you currently hold. The continuation will, however, result in changes in your rights and obligations under applicable corporate laws. In addition, the continuation may result in tax consequences for you.

REASONS FOR THE CONVERSION

Although the market for our product is global, the United States is the principal market for our video streaming services. The success of our growth strategy is predicated on access to the US market and in large part, our expansion into the U.S. market will be facilitated through the relationships we have with our Board of Advisors. These individuals principally reside in the United States.

We also believe the continuation to Nevada will better enable us to benefit from more significant scientific research in the area of compression and video streaming. In this regard, there exists a larger pool of technical expertise in the United States that is not otherwise available in Canada.

Our business is capital intensive and we feel it is vital to our future business success to ensure that the investing public and other interested parties are provided with full and frank disclosure of our company. The Board of Directors has determined that the most effective means to ensure full and complete disclosure is to become a fully reporting issuer under the Exchange Act of 1934. While this can be affected from a Canadian domiciled company under a 20F filing, as a U.S. domestic issuer we will be required to file more frequently and in greater detail. The board of directors believes that complete and full disclosure will lead to greater interest in our company within the financial and investing communities in the United States. Continuing into Nevada will facilitate this mandate

The company stock trades exclusively in the U.S. on the Pink Sheets through the facilities of the National Quotation Bureau. To date we have conducted limited operations in Canada and have only one officer and director who resides in Canada on a full time basis. For these reasons the board believes that it is in the best interest of the company and its stockholders to continue into the State of Nevada.

RISK FACTORS THAT MAY AFFECT YOUR VOTE

Factors such as possible adverse tax consequences and stock price volatility of our common stock following the continuation may affect your vote on the conversion plan and your interest in owning our common shares. In evaluating the merits of the proposed conversion, you should carefully consider the risk factors and the other information included or incorporated in this proxy statement/prospectus. You are entitled to dissention and appraisal rights under the British Columbia Company Act.

MATERIAL TAX CONSEQUENCES FOR STOCKHOLDERS

The following is a brief summary of the material tax consequences the continuation will have for stockholders. Stockholders should consult their own tax advisers with respect to their particular circumstances. A more detailed summary of the factors affecting the tax consequences for stockholders is set out under "Material United States Federal Tax Consequences" and "Material Canadian Income Tax Consequences."

United States federal income tax consequences
U.S. holders and Canadian holders of our stock will not be required to recognize any gain or loss as a result of the continuation. Any stockholder's adjusted basis in the shares of the Canadian company will be equal to such stockholder's adjusted basis in the shares of the Nevada Company. A stockholder's holding period in the shares of the Nevada Company should include the period of time during which such stockholder held his or her shares in the Canadian company. For a more complete discussion of the U.S. Income Tax consequences, please see "Material United States Federal Income Tax Consequences" on page 23.

Canadian income tax consequences
On our continuance to Nevada, the Canadian company will be deemed to dispose of and to immediately re-acquire its assets at their fair market value. If the fair market value of the assets exceeds the taxable basis in the assets a tax will be due. We do not anticipate any loss carry-forwards being available to us after the continuance in Nevada. None of our assets have a fair market value that is in excess of their respective taxable basis, and we will not have to pay Canadian taxes as a result of the continuation.

A Canadian stockholder will not realize a disposition of their Canadian shares on continuation to Nevada. To the extent a deemed dividend is paid by the Canadian company to a Canadian stockholder, the amount of the dividend will be included in their income.

For a more complete discussion of the Canadian Income Tax Consequences, please see "Material Canadian Income Tax Considerations" on page 21.

HOW THE CONVERSION WILL AFFECT YOUR RIGHTS AS A STOCKHOLDER

You will continue to hold the same shares you now hold following the continuation of the company to Nevada. However, the rights of stockholders under British Columbia law differ in certain substantive ways from the rights of stockholders under the Nevada Revised Statutes. Enclosed herein after is a brief summary of some of the changes in stockholder rights that will result from continuation. This is not a complete list.

       Under Nevada law, unless otherwise provided in the charter, stockholders may act without a meeting by written consent of the majority of the voting power of the outstanding common stock entitled to vote on the matter, and notice need not be given to stockholders. Under British Columbia law, stockholders may only act by way of a resolution passed at a duly called meeting unless all stockholders otherwise entitled to vote consent in writing.

     * Under Nevada law, a charter or bylaw amendment requires approval by vote of the holders of a majority of the outstanding stock. Under British Columbia law, an amendment to a corporation's charter requires approval by two-thirds majority of the stockholders.

     * Dissenter's rights are available to stockholders in more circumstances under British Columbia law than under Nevada law.

     * Stockholders have a statutory oppression remedy under British Columbia law that does not exist under Nevada statute.

     * A majority of the directors of a British Columbia company must reside in Canada. Nevada law does not contain a similar provision.

     * A director's liability may not be limited under British Columbia law as it may under Nevada law.

PRICE VOLATILITY

We cannot predict what effect the continuation will have on the market price prevailing from time to time or the liquidity of our shares.

ACCOUNTING TREATMENT OF THE CONVERSION

The conversion of our company from a British Columbia corporation to a Nevada corporation represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at historical cost in accordance with the guidance for transactions between entities under common control in Statement of Financial Accounting Standards No. 141, Business Combinations. The historical comparative figures of GIC Nevada will be those of GIC CANADA as a British Columbia company.

Upon the effective date of the conversion, we will be subject to the securities laws of Nevada as those laws apply to domestic issuers. We will qualify as a reporting issuer in the United States. Before our continuance in Nevada, we prepared our consolidated financial statements in accordance with U.S. generally accepted accounting principles. As a Nevada company, we will continue to prepare our annual and interim consolidated financial statements in accordance with U.S. generally accepted accounting principles.

OUR RECOMMENDATION TO STOCKHOLDERS

Taking into consideration all of the factors and reasons for the conversion set forth above and elsewhere in this proxy statement/prospectus, the board of directors has approved the conversion and recommends that stockholders of GIC CANADA vote FOR approval of the plan of conversion.

MATTER TO BE VOTED ON AT THE SPECIAL MEETING

GIC CANADA stockholders will be asked to approve the conversion plan. This plan will have the effect of changing our domicile from British Columbia to Nevada.

VOTE NEEDED TO APPROVE THE PLAN OF CONVERSION

Approval of the conversion plan requires the affirmative vote of the stockholders of GIC CANADA holding two-thirds majority of the shares present in person or represented by proxy and entitled to vote on the resolution of the shares of GIC CANADA common stock. The directors and executive officers of the company together directly own approximately 52.6% of the total number of outstanding shares of GIC CANADA common stock. These stockholders have indicated that they intend to vote all their shares for the approval of the plan of conversion.

                         SUMMARY FINANCIAL INFORMATION

The following summary financial information for the years 2000 through 2002 includes balance sheet and statement of operations data from the audited financial statements of GIC CANADA. The information contained in this table should be read in conjunction with "management's discussion and analysis or plan of operation" and the financial statements and accompanying notes included therein.


GIC Canada
FOR THE YEAR ENDED DECEMBER 31,
                                                    2002           2001           2000
STATEMENT OF OPERATIONS DATA
Revenue                                            $       -       $       -      $       -
Net (Loss) per Share                               $   (0.02)      $   (0.01)     $   (0.02)

BALANCE SHEET DATA
Total assets                                       $   96,987      $     653      $      674
Long-term obligations                              $        -      $       -      $        -

Average shares outstanding                           1,803,000     1,000,000         129,000


The following summary financial information for the period February 26 through February 28, 2003 includes balance sheet and statement of operations data from the audited financial statements of GIC Nevada. The information contained in this table should be read in conjunction with "management's discussion and analysis or plan of operation" and the financial statements and accompanying notes included therein.



GIC Nevada
FOR THE PERIOD FEBRUARY 26 TO FEBRUARY 28,
                                                                          2003
STATEMENT OF OPERATIONS DATA
Revenue                                                         $             -
Net (Loss)                                                      $          (615)

BALANCE SHEET DATA
Total assets                                                    $             -
Total Liabilities                                               $           614

Average shares outstanding                                                    1






                                 RISK FACTORS

An investment in GIC CANADA common shares involves certain risks. In evaluating GIC CANADA, our business and the proposed plan of conversion, investors should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus.

RISKS RELATING TO THE CONTINUATION

Tax consequences to U.S. stockholders

WE MAY OWE ADDITIONAL CANADIAN TAXES AS A RESULT OF THE CONVERSION IF OUR CONCLUSIONS RELATING TO THE VALUE OF OUR ASSETS ARE INCORRECT. For Canadian tax purposes, on the date of conversion/continuance, we will be treated as though we sold all of our property and received the fair market value for those properties. We will be taxed on any income or gain realized on that "sale." If the fair market value of our assets is greater than our tax basis in our assets, we will have taxable gain on the deemed "sale". Any determination that a gain has been realized and funds are owing will have a negative impact on our limited financial position.

THE FEDERAL TAX AUTHORITIES WILL NOT ACCEPT OUR VALUATIONS OR POSITIONS AND CLAIM THAT WE OWE TAXES AS A RESULT OF THIS TRANSACTION. We reviewed our assets, liabilities and paid-up capital and believe that we will not owe any Canadian federal income taxes as a result of the conversion and continuation. We believe the fair market value of our assets is not in excess of our tax basis of such assets. It is possible that the facts on which we based our assumptions and conclusions could change before the conversion and continuation is completed.

WE HAVE NOT APPLIED TO THE FEDERAL TAX AUTHORITIES FOR A RULING ON THIS MATTER AND HAVE MADE ASSUMPTIONS REGARDING TAXATION THAT MAY PROVE INCORRECT. We made certain assumptions regarding the tax treatment of this transaction in order to reach our conclusions and it may be possible for some of these assumptions to be interpreted in a different manner, which would be unfavorable to us. You should understand that it is possible that the federal tax authorities will not accept our valuations or positions and claim that we owe taxes as a result of this transaction. Any tax penalties could result in severe hardship to the company.

THE STOCK PRICE OF OUR COMMON SHARES MAY BE VOLATILE. IN ADDITION, DEMAND FOR OUR SHARES MAY BE DECREASED BY THE CHANGE IN DOMICILE. The market price of our common shares may be subject to significant fluctuations in response to variations in results of operations and other factors. Developments affecting the software industry generally, including general economic conditions and government regulation, could also have a significant impact on the market price for our shares. In addition, the stock market has experienced a high level of price and volume volatility. Market prices for the stock of many similar companies have experienced wide fluctuations that have not necessarily been related to the operating performance of such companies. These broad market fluctuations are beyond our control and could have a material adverse effect on the market price of our shares.

RISK FACTORS RELATING TO THE COMPANY AND OUR INDUSTRY

WE WILL BE DEPENDENT ON THE LICENSOR KYXPYX FOR OUR CONTINUED OPERATIONS AND OUR BUSINESS COULD BE MATERIALLY HARMED BY THEIR FAILURE AND OR DELAY IN THE DELIVERY OF THE LICENSED SOFTWARE. If KyxPyx is unable to deliver a final working copy of the licensed software or ceases to provide us with the necessary support for the operation of our business or to maintain the software once delivered, we may not be able to identify alternate sources of supply in a timely fashion. Any transition to alternate suppliers would be likely to result in delays, operational problems, or increased expenses and may limit our ability to provide services to our users or expand our operations. Such delays could severely affect our ability to continue as a going concern.

IF WE FAIL TO RECEIVE UPGRADES, OR THE UPGRADES RECEIVED DO NOT FUNCTION PROPERLY, OR OUR TECHNICAL TEAM IS UNABLE TO IMPLEMENT THE UPGRADES, OUR BUSINESS WILL SUFFER. KyxPyx is required by license to supply the necessary technical documentation to implement the upgrades but there can be no certainty that it will be supplied in a timely manner and if supplied in a timely manner that we will be able to hire the necessarily qualified staff, and if we are so able, that they will be able to successfully carry out the instructions and implement the received upgrades.

KYXPYX HAS FAILED TO DELIVER A FULLY SYNCHRONIZED MEDIA STREAMING PRODUCT AS SCHEDULED. THE SYNCHRONIZATION OF AUDIO WITH VIDEO REMAINS THE MOST SIGNIFICANT SOFTWARE DEVELOPMENT PRIOR TO COMMERCIAL RELEASE OF OUR MEDIA STREAMING PRODUCT. KyxPyx has failed to deliver a fully synchronized media streaming product as scheduled. Further delays will adversely affect our business, limiting the sale of our product, the fees we may be able to charge and our potential revenues. The licensor advises that it remains uncertain when and if the problem can be overcome. We are dependant on KyxPyx to ensure that the audio and video are correctly synchronized.

IF WE CANNOT RETAIN MR. MYERS, OUR CHIEF TECHNOLOGY OFFICER (CTO), AS WELL AS ATTRACT AND RETAIN SUFFICIENT SALES, MARKETING AND TECHNICAL PERSONNEL, OUR OPERATIONS WILL BE HARMED. We are dependent upon our CTO, Mr. Myers. Loss of the services of Mr. Myers would adversely affect us. He has entered into an employment agreement with GIC CANADA that contains a non-compete provision with GIC CANADA during the course of his employment with GIC CANADA and for two years after termination. Additionally, our future success depends on our continuing ability to attract and retain qualified technical personnel and qualified sales and marketing personnel. If we cannot attract and retain the necessary individuals we may not be able to sell our products that could negatively affect our operating results and could result in the failure of our business.

AS OF DECEMBER 31, 2002, CERTAIN OFFICERS AND DIRECTORS DONATED SERVICES TO THE COMPANY. THERE CAN BE NO GUARANTEE THAT THEY WILL CONTINUE TO DONATE THEIR SERVICES. As of December 31, 2002, we had a total of $28,656 donated to the company in the form of consulting by officers and directors. As of December 2002 we had $96,987 in cash and cash equivalents, an increase of $96,034 from December 31, 2001. The increase is solely attributed to the funds raised through the sale of shares under our Regulation A financing. Without continued donations by these individuals the company results of operations will suffer.

LITIGATION ARISING OUT OF LICENSE INFRINGEMENT OR OTHER COMMERCIAL DISPUTES, INCLUDING PATENT INFRINGEMENT COULD CAUSE US TO INCUR EXPENSES TO ENFORCE OUR RIGHTS, IMPAIR OUR COMPETITIVE ADVANTAGE, DIVERT MANAGEMENT ATTENTION AND DISRUPT OUR BUSINESS. We may be unable to prevent or detect the unauthorized use of, or to enforce effectively, our license rights. We cannot ensure that any steps we take to protect our rights granted under license will be sufficient or effective. Failure to protect these rights adequately could harm our brand, devalue our content, and affect our ability to compete effectively. Defending our rights granted under license could result in the expenditure of significant and scarce financial and managerial resources. We cannot be certain that our licensed product does not, or will not, infringe upon patents, trademarks, copyrights or other intellectual property rights held by third parties. In addition, since we rely on a third party to help us develop and support our product and service offerings, we cannot ensure that litigation will not arise from disputes involving this third party. We may incur substantial expenses in defending against prospective claims, regardless of their merit. Successful claims against us may result in substantial monetary liability, significantly impact our results of operations or materially disrupt the conduct of our business.

OUR SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP, MAINTAIN AND INCREASE OUR CUSTOMER BASE. CURRENTLY WE HAVE NO ESTABLISHED CUSTOMER BASE AND IF ONE DEVELOPS IT WILL BE SMALL AND WILL REPRESENT A HIGH PERCENTAGE OF OUR TOTAL REVENUE. THE LOSS OF ANY OF OUR INITIAL CUSTOMERS COULD NEGATIVELY IMPACT OUR REVENUE AND OUR ABILITY TO CONTINUE AS A GOING CONCERN. Our business success is completely dependent on our ability to establish and maintain a customer base of users within the pharmaceutical industry. Licensing agreements and revenues derived there from will represent vital funds for the continued operations for GIC CANADA. The loss or damage of any of our business relationships and or revenues derived there from could be fatal to our continued operation and result in the complete failure of our business.

WE WILL FACE INTENSE COMPETITION IN THE MARKET THAT COULD LIMIT OUR ABILITY TO EXPAND THE USER BASE. Internet media streaming is a new and rapidly evolving communication medium and competition is intense and is likely to increase significantly in the future. GIC CANADA faces competition, especially from such companies as Microsoft Inc., Real Networks Inc. and Apple Computers. It will be extremely difficult to compete successfully against our future competitors and competition could have a material adverse effect on our business, results of operations and financial condition. Our potential competitors may develop superior media streaming products that achieve greater market acceptance than GIC CANADA's media streaming product. Accordingly, we cannot be certain that we will be able to develop and expand our user base.

WE HAVE A LIMITED HISTORY OF OPERATIONS AND HAVE NOT BEEN PROFITABLE TO DATE. WE HAVE A NEGATIVE NET WORTH AND ANTICIPATE CONTINUED LOSSES FOR THE FORESEEABLE FUTURE AND UNLESS WE ARE ABLE TO SUCCESSFULLY EXECUTE OUR BUSINESS PLAN, OUR ABILITY TO CONTINUE OPERATIONS IS DOUBTFUL. There is no certainty that we will be successful in developing the business described herein, or that its facilities and present and future employee(s) will be capable of satisfactorily carrying out such business. To date, we have not been profitable and cannot assure you that we will ever achieve or sustain profitability. We reported losses of $41,117 for the year ended December 31, 2002, and cumulative losses of $53,168 through the year ended December 31, 2002. We expect to incur operating losses for the foreseeable future. Even if revenues meet levels we anticipate, or if our costs and expenses exceed our expectations, we could continue to sustain losses, and our business and the price of our common stock may be harmed. See notes accompanying financial statements for information on our history of losses and anticipation of continued losses.

WE WILL HAVE ADDITIONAL CAPITAL REQUIREMENTS TO CONTINUE OUR OPERATIONS BUT THEY MIGHT NOT BE AVAILABLE TO US ON FAVORABLE TERMS OR AT ALL, AND IF UNAVAILABLE, COULD IMPAIR OUR ABILITY TO RUN OUR BUSINESS AND RESULT IN THE FAILURE OF OUR COMPANY. We have limited resources and are totally dependent upon our current working capital to allow us to continue operations. However, our current working capital will only be sufficient to maintain our operations for the next twelve months and we will require additional working capital. However, there can be no assurance that additional financing will be available to GIC CANADA or, if available, that it can be obtained on a timely basis and on terms acceptable to us. Failure to obtain such financing could result in the delay or abandonment of much of our development and expansion plans.

OUR COMMON STOCK IS QUOTED ON THE "PINK SHEETS", THROUGH THE FACILITIES OF THE NATIONAL QUOTATION BUREAU. Management's strategy is to develop a public market for its Common Stock by soliciting brokers to become market makers of our Common Stock. To date, however, we have only approached one market maker directly while one other securities broker has on its own volition become a market maker. We have only 50 shareholders of record as at December 31, 2002, and, therefore, no real market for the trading of its Common Stock. There can be no assurance that a stable market for our Common Stock will ever develop or, if it should develop, be sustained. It should be assumed that the market for our Common Stock will continue to be highly illiquid, sporadic and volatile. These securities should not be purchased by anyone who cannot afford the loss of the entire investment.

THERE ARE 1,000,000 WARRANTS OUTSTANDING. EACH PURCHASE WARRANT ENTITLES THE HOLDER THEREOF TO PURCHASE ONE (1) additional Common share in the capital of the Company at an exercise price of $0.125 per Common share for one year commencing March 11, 2002. Thereafter, at $0.15 per Common share between the 13th month and the 24th month from March 11. 2002. The existence of below market priced warrants or common Stock issuances could adversely affect the market price of GIC CANADA's Common Stock and could impair GIC CANADA's ability to raise additional capital through the sale of its equity securities or debt financing.

THERE ARE LEGAL RESTRICTIONS ON THE RESALE OF THE COMMON SHARES OFFERED HEREIN, INCLUDING PENNY STOCK REGULATIONS UNDER THE U.S. FEDERAL SECURITIES LAWS. THESE RESTRICTIONS MAY ADVERSELY EFFECT THE ABILITY OF INVESTORS TO RESELL THEIR SHARES. Our Articles do not restrict the sale or transfer of the securities offered hereby however such sale or transfer must be made in full compliance with applicable state and federal securities laws. At the present time there is only a limited public market for GIC CANADA's Common shares and we cannot predict the extent to which investor interest in GIC CANADA will lead to the development of an active, liquid trading market. GIC CANADA's securities are subject to the penny stock rules because the bid price is currently $0.05 per share, below the $5.00 per share threshold triggering the application of the penny stock rules. Penny stocks are generally equity securities with a price of less than $5.00 per share (other than securities registered on certain national exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a risk disclosure document that provides information about the nature and level of risk in the penny stock market. The broker--dealer also must provide the customer with current bid and offer transactions, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the broker-dealer must make a special written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity and the secondary market for a security that becomes subject to the penny stock rules.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Information included in this proxy statement/prospectus may include "forward-looking statements". This information may involve known and unknown risks, uncertainties and other factors which could cause actual results, financial performance, operating performance or achievements expressed or implied by such forward-looking statements not to occur or be realized. Such forward-looking statements generally are based upon our best estimates of future results, performance or achievement and based upon current conditions and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "believes," "could," "possibly," "probably," "anticipates," "estimates," "projects," "expects," "may," "will," or "should" or the negative thereof or other variations thereon or comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, we do not assume responsibility for the accuracy or completeness of the forward-looking statements after the date of this prospectus.

                              CONVERSION PROPOSAL

BACKGROUND OF THE CONVERSION PROPOSAL

The Board of Directors of GIC CANADA has determined that it is advisable to change the company's domicile from British Columbia to Nevada. Management has determined that a conversion will be the most effective means of achieving the desired change of domicile. The British Columbia Company Act allows a corporation that is duly incorporated, organized, existing and in good standing under the British Columbia law to continue into a foreign jurisdiction pursuant to Section 37 of the Act and approval by the stockholders. Nevada Revised Statutes Section 92A.105 permits a foreign company to file a plan of conversion, thereby effecting the continuance of a corporation into and under the laws of the State of Nevada.

Under the proposed conversion, if the stockholders approve the plan of conversion then articles of conversion will be filed with the Secretary of State of Nevada. A Letter of Termination will will also be filed with the Registrar of the British Columbia Corporate Registry. Upon the filing, the company will be converted into a Nevada company and will be governed by the laws of Nevada. The assets and liabilities of the Nevada Company immediately after the completion of the conversion will be identical to the assets and liabilities of the British Columbia Company immediately prior to the conversion. The change of domicile will not result in any material change to the business of GIC CANADA and will not have any effect on the relative equity or voting interests of our stockholders. Each previously outstanding share of GIC CANADA common stock will become one share of the Nevada Company. The change in domicile will, however, result in changes in the rights and obligations of current GIC CANADA stockholders under applicable corporate laws. For an explanation of these differences see "Comparative Rights of Stockholders".

In addition, the conversion may have adverse tax consequences for stockholders. For a more detailed explanation of the circumstances to be considered in determining the tax consequences, see "Material United States Federal Tax Consequences" and "Material Canadian Tax Consequences."

Pursuant to Section 37 of the British Columbia Company Act, the board of directors of GIC CANADA has adopted a resolution approving the continuation to Nevada and the plan of conversion. The effect of this conversion will be to change the domicile of GIC CANADA from British Columbia to Nevada. Such resolution shall be submitted to the stockholders of GIC CANADA at a special meeting. Due notice of the time, place and purpose of the meeting shall be mailed to each holder of stock at the address of the stockholder as it appears on the records of the corporation, at least 21 days prior to the date of the meeting.

At the meeting, the resolution shall be considered and a vote taken for its adoption or rejection. If the holders of a two-thirds majority of the shares present in person or represented by proxy and entitled to vote on the resolution are voted for the adoption of the resolution, GIC Nevada shall file with the Secretary of State of Nevada the Plan of Conversion. Upon the filing of the Plan of Conversion in accordance with Section 92A.205 of the Nevada Revised Statutes and payment to the Secretary of State of all fees prescribed thereto, the conversion shall become effective in accordance with Section 92A.240 of the Nevada Revised Statutes.

REASONS FOR THE CHANGE OF DOMICILE

Although the market for our product is global, the United States is the principal market for our video streaming services. The success of our growth strategy is predicated on access to the US market and in large part, our expansion into the U.S. market will be facilitated through the relationships we have with our Board of Advisors. These individuals principally reside in the United States.

We also believe the continuation to Nevada will better enable us to benefit from more significant scientific research in the area of compression and video streaming. In this regard, there exists a larger pool of technical expertise in the United States that is not otherwise available in Canada.

Our business is capital intensive and we feel it is vital to our future business success to ensure that the investing public and other interested parties are provided with full and frank disclosure of our company. The Board of Directors has determined that the most effective means to ensure full and complete disclosure is to become a fully reporting issuer under the Exchange Act of 1934. While this can be affected from a Canadian domiciled company under a 20F filing, as a U.S. domestic issuer we will be required to file more frequently and in greater detail. The board of directors believes that complete and full disclosure will lead to greater interest in our company within the financial and investing communities in the United States. Continuing into Nevada will facilitate this mandate

The company stock trades exclusively in the U.S. on the Pink Sheets through the facilities of the National Quotation Bureau. To date we have conducted limited operations in Canada and have only one officer and director who lives in Canada on a full time basis. For these reasons the board believes that it is in the best interest of the company and its stockholders to continue into the State of Nevada.

EFFECTIVE TIME OF THE CONVERSION

The conversion will become effective upon:

1.      The approval of the plan of conversion by the stockholders of GIC
        Canada; and

2. The delivery of a duly executed articles of conversion to the Secretary of State of the State of Nevada in accordance with Section 92A.205 of the Nevada Revised Statutes.

3. The filing of duly executed Letter of Termination with the Registrar of the British Columbia Corporate Registry in accordance with section 37 of the Company Act.

We anticipate that these documents will be filed shortly after approval by the members at the special meeting of GIC stockholders.

CONDITIONS TO THE CONSUMMATION OF THE CONVERSION

The Board of Directors of GIC CANADA has adopted and approved the plan of conversion. Therefore, the only condition required for the company to adopt the plan of conversion and become continued into Nevada is Stockholders approval of the plan of conversion. The only material consent, approval or authorization of or filing with any governmental entity required to consummate the conversion are the approval of the stockholders of GIC CANADA in accordance with Section 37 of the British Columbia Company Act and 92A.120 of the Nevada Revised Statutes, the filing of the Articles of Conversion with the Secretary of State of Nevada and the filing of a Letter of Termination with Registrar of the British Columbia Corporate Registry.

EXCHANGE OF SHARE CERTIFICATES

No exchange of certificates that, prior to the effective time of the continuance, represented shares of GIC CANADA common stock is required with respect to the continuation and the transactions contemplated by the conversion plan. Promptly after the effective time of the conversion, we shall mail to each record holder of certificates that immediately prior to the effective time of the conversion represented shares of our common stock, a letter of transmittal and instructions for use in surrendering those certificates. Upon the surrender of each certificate formerly representing GIC CANADA stock, together with a properly completed letter of transmittal, we shall issue in exchange a share certificate of GIC Nevada, the new company, and the stock certificate representing shares in GIC CANADA shall be cancelled. Until so surrendered and exchanged, each GIC CANADA stock certificate shall represent solely the right to receive shares in the new company, GIC Nevada.

STOCK OPTIONS

GIC has not granted any options since its inception.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PLAN OF CONVERSION DESCRIBED IN THIS PROXY/PROSPECTUS AND RECOMMENDS THAT STOCKHOLDERS APPROVE THE PLAN OF CONVERSION.

In reaching its decision, the board reviewed the fairness to GIC CANADA and its stockholders of the proposed continuation and considered, without assigning relative weights, the following factors:

     * The belief of the board of directors that the continuation will provide greater access to technical and scientific research, both of which are more readily available in the U.S.

     *  The company's principal market is the United States.

     *  The company's shares trade exclusively in the United States

     * Opportunities for growth and expansion will in large part stem from the relationships with our board of advisors, most of whom reside in the United States.

     * The stockholders have an opportunity to vote on the proposed continuation.

     *  The stockholders have dissent and appraisal remedies at their disposal.

     * The belief that there will be minimal if any tax consequences of the proposed continuation.

GIC CANADA'S board of directors believes that the change in domicile and the transactions contemplated by the adoption of the plan of conversion are advisable and fair to, and in the best interests of, GIC CANADA stockholders. Accordingly, GIC CANADA'S board of directors has unanimously approved the plan of conversion and the transactions contemplated thereby, and unanimously recommends that GIC CANADA stockholders vote "FOR" approval and adoption of the plan of conversion and approval of the transactions contemplated thereby.

                 VOTING AND PROXY INFORMATION SPECIAL MEETING
A special meeting of the GIC CANADA stockholders will be held at _________ a.m. on _________, 2003, at Suite 2305-1050 Burrard Street, Vancouver, British Columbia, Canada, V6Z 2S3 (or at any adjournments or postponements thereof) to consider and vote on a proposal to effect a plan of conversion, which will have the effect of transferring the domicile of GIC CANADA from British Columbia to Nevada, and to vote on any other matters that may properly come before such meeting. The presence, in person or by proxy, of at least two persons holding not less than one-twentieth of the issued shares entitled to vote at the meeting will represent a quorum. The vote of any stockholder who is represented at the special meeting by proxy will be cast as specified in the proxy. If no vote is specified in a duly executed and delivered proxy, such vote will be cast for the proposal. Any stockholder of record who is present at the special meeting in person will be entitled to vote at the meeting regardless of whether the stockholder has previously granted a proxy for the special meeting.

THE BOARD OF DIRECTORS OF GIC CANADA HAS APPROVED THE CONTINUATION AND RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF ITS APPROVAL.

PROXY SOLICITATION

The total cost of soliciting proxies will be borne by us. Proxies may be solicited by officers and regular employees of GIC CANADA without extra remuneration, by personal interviews, telephone and by electronic means. We anticipate that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to stockholders and those persons will be reimbursed for the related out-of-pocket expenses they incur.

RECORD DATE

Only those stockholders of record at the close of business on ______________, 2003, as shown in GIC CANADA'S records, will be entitled to vote or to grant proxies to vote at the special meeting.

VOTE REQUIRED FOR APPROVAL

Approval of the conversion plan requires the affirmative vote of the stockholders of GIC CANADA holding two-thirds majority of the shares present in person or represented by proxy and entitled to vote on the resolution of the shares of GIC CANADA common stock. Abstentions and broker "non-votes" will have the effect of votes for the approval of the plan. As of January 30th, 2003, there were 2,000,000 shares of common stock outstanding held by approximately 49 holders of record. The directors and executive officers of GIC CANADA directly own, in the aggregate, 1,053,000 shares (approximately 52.6%) of the total number of shares of GIC CANADA common stock outstanding at the record date. These persons have indicated that they will vote all of their shares for the approval of the proposal.

PROXY INSTRUCTION

Each GIC CANADA stockholder as of ___________, 2003, will receive a proxy card. A stockholder may grant a proxy to vote for or against, or to abstain from voting on, the proposals by marking his/her proxy card appropriately and executing it in the space provided.

Holders of our common stock whose names appear on the stock records of GIC CANADA should return their proxy card to our transfer agent, Interwest Transfer Company - 1981 East 4800 South Suite 100, Salt Lake City, Utah 84117, in the envelope provided with the proxy card. Stockholders who hold their common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares. To be effective, a proxy card must be received prior to the special meeting. Any properly executed proxy will be voted in accordance with the specification indicated on the proxy card. A properly executed and returned proxy card in which no specification is made will be voted for the proposal.
If any other matters are properly presented at the special meeting for consideration, including consideration of a motion to adjourn the meeting to another time and/or place (including adjournment for the purpose of soliciting additional proxies), the persons named in the proxy card and acting under its authority will have discretion to vote on such matters in accordance with their best judgment.

PROXY REVOCATION

Holders of GIC CANADA common stock whose names appear on the stock records of GIC CANADA may revoke their proxy card at any time prior to its exercise by:

       Giving written notice of such revocation to the Corporate Secretary; Appearing and voting in person at the special meeting; or Properly completing and executing a later-dated proxy and delivering it to the corporate Secretary at or before the special meeting.
Presence without voting at the special meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. GIC CANADA stockholders who hold their GIC CANADA common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares.

PROXY VALIDITY

All questions as to the validity, form, eligibility (including time of receipt), and acceptance of proxy cards will be determined by the GIC CANADA board of directors. Any such determination will be final and binding. The GIC CANADA board of directors will have the right to waive any irregularities or conditions as to the manner of voting. GIC CANADA may accept proxies by any reasonable form of communication so long as GIC CANADA can be reasonably assured that the communication is authorized by the GIC CANADA stockholder.

DISSENTER AND APPRAISAL RIGHTS

Under the British Columbia Company Act Section 37 stockholders of record are entitled to dissention and appraisal rights for the fair value of all or a portion of their shares.

                  MATERIAL CANADIAN TAX CONSEQUENCES GENERAL

The following sections summarize material provisions of Canadian federal income tax laws that may affect our stockholders and us. Although this summary discusses the material Canadian federal income tax considerations arising from and relating to the continuance, it does not purport to discuss all of the Canadian tax consequences that may be relevant to our stockholders, nor will it apply to the same extent or in the same way to all stockholders. The summary does not describe the effects of any provincial or local tax law, rule or regulation, nor is any information provided as to the effect of any other Canadian federal or foreign tax law, other than the income tax laws of the Canada to the extent specifically set forth herein.

The tax discussion set forth below is based upon the facts set out in this registration statement/prospectus and upon additional information possessed by our management and upon representations of our management. The tax discussion is included for general information purposes only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder. The following does not address all aspects of taxation that may be relevant to you in light of your individual circumstances and tax situation.

YOU ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT WITH YOUR OWN LEGAL AND TAX ADVISORS REGARDING THE CANADIAN INCOME TAX CONSEQUENCES OF THE CONTINUATION IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

CANADIAN INCOME TAX CONSIDERATIONS

The following general summary is our understanding of the Canadian federal income tax consequences of the proposed continuation of GIC CANADA to Nevada as it applies to GIC CANADA and to those individual Canadian resident stockholders to whom shares of the GIC CANADA constitute "capital property" for the purposes of the Income Tax Act (Canada) (the "Act"). This summary also describes the principal Canadian federal income tax consequences of the proposed continuation of GIC CANADA to Nevada to non-resident individual stockholders who do not carry on business in Canada. Any US stockholders should consult their own Canadian tax advisors on the Canadian tax consequences of the proposed continuation.

This summary is based upon our understanding of the current provisions of the Act, the regulations there under in force on the date hereof (the "Regulations"), any proposed amendments (the "Proposed Amendments") to the Act or Regulations previously announced by the Federal Minister of Finance and our understanding of the current administrative and assessing policies of the Canada Customs and Revenue Agency. This description is not exhaustive of all possible Canadian federal income tax consequences and does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action other than the Proposed Amendments, nor does it take into account provincial or foreign tax considerations, which may differ significantly from those discussed herein.

CONSEQUENCES OF CONTINUANCE TO NEVADA

CANADIAN CORPORATION

As a result of being continued to Nevada, GIC CANADA will be deemed to have been incorporated in Nevada from that point onwards, and not to have been incorporated elsewhere.

FOREIGN PROPERTY

As of the date of continuance, GIC Nevada shares will be considered foreign property for investment by a registered pension plan, registered retirement savings plan or deferred profit sharing plan.

DEEMED DISPOSITION

As a result of the continuance to Nevada, GIC CANADA will be deemed to have disposed of, and immediately reacquired, all of its assets at their then fair market value. Gains arising on the deemed disposition of taxable Canadian property (if any) are taxable in Canada (subject to exclusion by the Canada-United States income tax treaty). Since our property is located in Canada, it is taxable Canadian property. Pre-continuance accrued gains on a subsequent disposition by GIC Nevada is subject to Canadian tax. Pre-continuance accrued losses are available for future use in Canada but they are not available in the US. We do not anticipate having any loss carry-forwards subsequent to the continuation. The effect of this provision is that GIC CANADA'S assets are re-stated for US income tax purposes at their fair market value as at the time of continuance to Nevada.

NEW FISCAL PERIOD

We will be deemed to have a year-end immediately prior to our continuance to Nevada. For Canadian income tax purposes, GIC Nevada will be able to choose a new fiscal year end falling within the 12 months following the date of continuance.

Consequences of continuation to Canadian stockholders

NO DEEMED DISPOSITION

A stockholder will realize a disposition of their GIC CANADA shares on the continuation to Nevada. For Canadian income tax purposes, the income tax cost of their GIC Nevada shares will be equal to the income tax cost of their GIC CANADA shares. On a subsequent sale of GIC Nevada shares, a capital gain or loss will result equal to the proceeds of disposition less the income tax cost of their GIC Nevada shares and any related selling costs.

DEEMED DIVIDEND

The deemed disposition of GIC CANADA'S assets will result in a decrease in the income tax cost of its assets. To the extent there is an adjustment in the income tax cost of GIC CANADA'S assets, a corresponding adjustment to the paid up capital of GIC Nevada's shares will be made to ensure their paid up capital does not exceed the difference between the adjusted income tax cost of its assets (as adjusted by the deemed disposition) and its outstanding liabilities. Since a decrease in GIC Nevada's paid up capital is required, such decrease is allocated pro-rata amongst GIC Nevada's shares.

If an increase in the income tax cost of GIC CANADA'S asset values is realized, GIC CANADA may elect to increase the paid up capital of its shares prior to continuing to Nevada. In the event GIC CANADA makes such an election, it will be deemed to have paid a dividend to its stockholders. Canadian stockholders that are deemed to have received such a dividend must include that dividend in income. In such a situation, the amount of the dividend will be added to the stockholders' income tax cost of their GIC Nevada shares. Since the tax consequences would be detrimental to individual stockholders if we were to increase the income tax cost, we will not be making such an election.

INTEREST EXPENSE

GIC CANADA'S continuance to Nevada will not affect the deductibility of interest incurred on money borrowed to purchase shares of GIC CANADA. Generally, interest that is currently deductible will continue to be deductible by a stockholder after our continuation to Nevada, as long as the stockholder continues to own GIC Nevada shares.

Consequences of continuance to non-resident stockholders

On the continuance to Nevada, the income tax cost of a non-resident's GIC CANADA shares will be equal to their fair market value at the time of continuance to Nevada. A subsequent disposition of GIC Nevada shares by a non-resident stockholder will not be subject to tax in Canada provided his shares are not taxable Canadian property.

To the extent GIC Nevada pays a dividend to a non-resident stockholder, such dividend is subject to a withholding tax (to be reduced by an income tax treaty between the US and the non-resident stockholder's country of residence).

                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

GENERAL

The following sections summarize material provisions of United States federal income tax laws that may affect our stockholders and us. Although this summary discusses the material United States federal income tax considerations arising from and relating to the continuance, it does not purport to discuss all of the United States consequences that may be relevant to our stockholders, nor will it apply to the same extent or in the same way to all stockholders. The summary does not describe the effect of the U.S. federal estate tax laws or the effects of any state or local tax law, rule or regulation, nor is any information provided as to the effect of any other United States or foreign tax law, other than the income tax laws of the United States to the extent specifically set forth herein.

The tax discussion set forth below is based upon the facts set out in this registration statement and upon additional information possessed by our management and upon representations of our management. The tax discussion is included for general information purposes only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder. The following does not address all aspects of taxation that may be relevant to you in light of your individual circumstances and tax situation.

YOU ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT WITH YOUR OWN LEGAL AND TAX ADVISORS REGARDING THE UNITED STATES INCOME TAX CONSEQUENCES OF THE CONTINUATION IN LIGHT OF OUR PARTICULAR CIRCUMSTANCES.

This portion of the summary applies to U.S. holders who may own our common shares as capital assets. U.S. holders include individual citizens or residents of the United States, corporations (or entities treated as corporations for U.S. federal income tax purposes), and partnerships organized under the laws of the United States or any State thereof or the District of Columbia. Trusts are U.S. holders if they are subject to the primary supervision of a U.S. court and the control of one or more U.S. persons with respect to substantial trust decisions. An estate is a U.S. holder if the income of the estate is subject to U.S. federal income taxation regardless of the source of the income. U.S. holders who own interests indirectly through one or more non-U.S. entities or carry on business outside the United States through a permanent establishment or fixed place of business, or U.S. holders who hold an interest other than as a common shareholder, should consult with their tax advisors regarding their particular tax consequences.

This summary also describes certain U.S. federal income tax consequences to Canadian holders following the continuation, who are specifically those persons resident in Canada who own our common shares as capital assets. The discussion is limited to the U.S. federal income tax consequences to Canadian holders of their ownership and disposition of the common shares of the company as a result of the continuation and assumes the Canadian holders have no other U.S. assets or activities.

This discussion is based on the Internal Revenue Code of 1986, as amended, adopted and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements, reports of congressional committees, judicial decisions, and current administrative practice, all of which are subject to change, perhaps with retroactive effect. Any such change could alter the tax consequences discussed below. No ruling from the IRS will be requested concerning the U.S. federal income tax consequences of the continuation. The tax consequences set forth in the following discussion are not binding on the IRS or the courts and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court. As indicated above, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their personal circumstances or to U.S. holders subject to special treatment under the U.S. Internal Revenue Code, including, without limitation, banks, financial institutions, insurance companies, tax- exempt organizations, broker-dealers, S corporations, individual retirement and other deferred accounts, application of the alternative minimum tax rules, holders who received our stock as compensation, persons who hold notes or stock as part of a hedge, conversion, or constructive sale transaction, straddle, or other risk-reduction transaction, persons that have a "functional currency" other than the U.S. dollar, and persons subject to taxation as expatriates. Furthermore, this discussion does not address the tax consequences applicable to holders that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes.

U.S. TAX CONSEQUENCES TO US

The continuation of GIC from British Columbia to Nevada is treated as the transfer of assets from GIC CANADA to GIC Nevada in exchange for stock of GIC Nevada. This is to be followed by a distribution of GIC Nevada stock to GIC CANADA stockholders. GIC Nevada must recognize gain (but not loss) on the assets at the time of the conversion to the extent that the fair market value of any of our assets exceeds their respective basis in the assets. GIC Nevada was formed solely for the purpose of effecting the change of domicile of GIC CANADA and the conversion transaction. To date, GIC Nevada has not conducted any activities other than those related to its formation, the execution of the plan of conversion and the preparation of this proxy statement/prospectus. Accordingly, we are not expecting GIC Nevada to recognize taxable gains as a result of the continuance.

U.S. TAX CONSEQUENCES TO SHAREHOLDERS

Shareholders should treat the continuation as the conversion by you, our shareholders, of your stock for stock of GIC Nevada. Shareholders will not be required to recognize any U.S. gain or loss on this transaction. A shareholder's adjusted basis in the shares of GIC Nevada received in the exchange will be equal to such shareholder's adjusted basis in the shares of GIC CANADA surrendered in the conversion. A shareholder's holding period in the shares of GIC Nevada received in the conversion should include the period of time during which such shareholder held his or her shares in GIC CANADA.

POST-CONTINUATION U.S. TAXATION OF INCOME, GAINS AND LOSSES

After the continuance, GIC Nevada will conduct it operations as a domestic U.S. company and will be subject to U.S. income tax. If GIC Nevada receives dividends, interest, rent, or royalties from any Canadian entity, those amounts will be subject to withholding tax under the Convention Between the United States of America and Canada With Respect to Taxes on Income and Capital ("Canada - United States income tax treaty"). Depending on the particular situation, such amounts may be available to offset taxes imposed by the country of residence of a particular stockholder.

POST-CONTINUATION SALE OF GIC NEVADA SHARES

A U.S. shareholder who sells his or her shares of GIC Nevada will generally recognize capital gain (or loss) equal to the amount by which the cash received pursuant to sale of the shares exceeds (or is exceeded by) such holder's adjusted basis in the shares surrendered. If the U.S. shareholder's holding period for the GIC Nevada shares (which includes the holding period for the GIC CANADA shares) is less than one year, the U.S. shareholder will recognize ordinary income (or loss) on the sale of his or her shares.

POST-CONTINUATION DIVIDENDS ON GIC NEVADA SHARES

Any dividends received by U.S. shareholders of GIC Nevada will be recognized as ordinary income by the shareholders for U.S. tax purposes.

                      COMPARATIVE RIGHTS OF STOCKHOLDERS

After the conversion of GIC CANADA, the stockholders of the former Canadian company will become the stockholders of a Nevada company organized under the Nevada Revised Statutes. Differences between the Nevada Revised Statutes and the British Columbia Company Act, will result in various changes in the rights of stockholders of GIC CANADA. It is impractical to describe all such differences, but the following is a summary description of the more significant differences. This summary description is qualified in its entirety by reference to the Nevada Revised Statutes and the British Columbia Company Act.

ELECTION AND REMOVAL OF DIRECTORS

NEVADA. Any director, or the entire Board, may be removed with or without cause, but only by the vote of not less than two thirds of the voting power of the company at a meeting called for that purpose. The directors may fill vacancies on the board.

BRITISH COLUMBIA. Any director, or the entire Board, may be removed with or without cause, but only by a majority vote at a meeting called for that purpose. The directors may fill vacancies on the Board.

INSPECTION OF STOCKHOLDERS LIST

NEVADA. Under Nevada law, any stockholder of record of a corporation who has held his shares for more than six months and stockholders holding at least 5% of all of its outstanding shares, is entitled to inspect, during normal business hours, the company's stock ledger and make extracts there from. It also provides that a Nevada company may condition such inspection right upon delivery of a written affidavit stating that inspection is not desired for any purpose not related to the stockholder's interest in the company.

BRITISH COLUMBIA. Under British Columbia law, where a corporation has previously distributed its shares to the public, any person on payment of a reasonable fee may require a corporation to furnish a list setting out the names and addresses of the stockholders of a corporation and the number of shares held by each stockholder. In order to obtain such a list, an affidavit must also be provided confirming that the list will only be used in connection with an effort to influence voting of the stockholders, an offer to acquire shares of the corporation or any other matter relating to the affairs of the corporation.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

NEVADA. Under Nevada law, contracts or transactions in which a director or officer is financially interested are not automatically void or voidable if
(i) the fact of the common directorship, office or financial interest is known to the board of directors or committee, and the board or committee authorizes, approves or ratifies the contract or transactions in good faith by a vote sufficient for the purpose, without counting the vote or votes of the common or interested director or directors, or (ii) the contract or transaction, in good faith, is ratified or approved by the holders of a majority of the voting power, (iii) the fact of common directorship, office or financial interest known to the director or officer at the time of the transactions is brought before the board of directors for actions, or (iv) the contract or transaction is fair to the corporation at the time it is authorized or approved. Common or interested directors may be counted to determine presence of a quorum and if the votes of the common or interested directors are not counted at the meeting, then a majority of directors may authorize, approve or ratify a contract or transaction.

BRITISH COLUMBIA. Under British Columbia law, a material contract between a corporation and one or more of its directors or officers, or between a corporation and another entity in which a director or officer of the corporation is a director or officer or has a material interest in not void or voidable if the director or officer has disclosed his interest and the contract was approved by the directors or stockholders and it was reasonable and fair to the corporation at the time it was approved. Interested directors may be counted for the purpose of determining a quorum at a meeting of directors called to authorize the contract.

LIMITATION ON LIABILITY OF DIRECTORS; INDEMNIFICATION OF OFFICERS AND DIRECTORS

NEVADA. Nevada law provides for discretionary indemnification made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either: (i) by the stockholders;
(ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the actions, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions do not affect any right to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada law does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

BRITISH COLUMBIA. British Columbia law provides that a corporation may indemnify a director or officer or former director or officer of the corporation against costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, in respect of a proceeding to which such person was a party by reason of being or having been a director or officer, if the person: (i) acted honestly and in good faith with a view to the best interests of the corporation; and (ii) in the case of a criminal or administrative proceeding enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful. Where the indemnity is in respect of an action by or on behalf of the corporation for a judgment in its favor, such indemnity is only available with the approval of a court.

VOTING RIGHTS WITH RESPECT TO EXTRAORDINARY CORPORATE TRANSACTIONS

NEVADA. Approval of mergers and consolidations and sales, leases or exchanges of all or substantially all of the property or assets of a corporation, whether or not in the ordinary course of business, requires the affirmative vote or consent of the holders of a majority of the outstanding shares entitled to vote, except that, unless required by the articles of incorporation, no vote of stockholders of the corporation surviving a merger is necessary if: (i) the merger does not amend the articles of incorporation of the corporation; (ii) each outstanding share immediately prior to the merger is to be an identical share after the merger, and (iii) either no common stock of the corporation and no securities or obligations convertible into common stock are to be issued in the merger, or the common stock to be issued in the merger, plus that initially issuable on conversion of other securities issued in the merger does not exceed 20% of the common stock of the corporation outstanding immediately before the merger.

BRITISH COLUMBIA. Approvals of amalgamations, consolidations, and sales, leases or exchanges of substantially all the property of a corporation, other than in the ordinary course of business of the corporation requires approval by the stockholders by a two-thirds majority vote at a duly called meeting.

STOCKHOLDERS' CONSENT WITHOUT A MEETING

NEVADA. Unless otherwise provided in the articles of incorporation or the bylaws, any actions required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after taking the actions, a written consent is signed by the stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an actions at a meeting, then that proportion of written consent is required. In no instance where actions is authorized by written consent need a meeting of the stockholders be called or notice given.

BRITISH COLUMBIA. Any action required or permitted to be taken at a meeting of the stockholders may be taken by a written resolution signed by all the stockholders entitled to vote on such resolution.

STOCKHOLDER VOTING REQUIREMENTS

NEVADA. Unless the articles of incorporation or bylaws provide for different proportions, a majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transactions of business. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Directors must be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the class or series that is present or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transaction of business. An act by the stockholders of each class or series is approved if a majority of the voting power of a quorum of the class or series votes for the actions.

BRITISH COLUMBIA. Unless the by-laws otherwise provide, a quorum of stockholders is present for a meeting if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. It is common practice for companies to provide for a quorum of stockholders to be present when only 5% of the issued and outstanding share capital is present. Except where the British Columbia Company Act requires approval by a special resolution, being approval by a two-thirds majority of the shares present in person or represented by proxy and entitled to vote on the resolution, a simple majority or the shares present in person or represented by proxy and entitled to vote on a resolution is require to approve any resolution properly brought before the stockholders. Where the articles of a corporation provide for cumulative voting, stockholders voting at an election of directors have the right to a number of votes equal to the votes attached to the shares held by such stockholder multiplied by the number of directors to be elected and stockholders may cast all such votes in favor of one candidate for director or may distribute the votes among the candidates in any manner. The holders of a class or series of shares are entitled to vote separately on proposals to amend the articles of a corporation where such amendment affects the rights of such class or series in a manner different than other shares of the corporation. A vote to approve any such amendment is passed if approved by a two-thirds majority of the voting power of the class or series represented in person or by proxy at a meeting called to approve such amendment.

DIVIDENDS

NEVADA. A corporation is prohibited from making a distribution to its stockholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its total liabilities (plus any amounts necessary to satisfy any preferential rights).

BRITISH COLUMBIA. A corporation is prohibited from declaring or paying a dividend if there are reasonable grounds for believing that the corporation, is or would after the payment be, unable to pay its debts as they become due or the realizable value of the corporation's assets would be less than the total of its liabilities and its stated capital.

ANTI-TAKE OVER PROVISIONS

NEVADA. Nevada's "Acquisition of Controlling Interest Statute" applies to Nevada corporations that have at least 200 shareholders, with at least 100 shareholders of record being Nevada residents, and that do business directly or indirectly in Nevada. Where applicable, the statute prohibits an acquiror from voting shares of a target company's stock after exceeding certain threshold ownership percentages, until the acquiror provides certain information to the company and a majority of the disinterested shareholders vote to restore the voting rights of the acquiror's shares at a meeting called at the request and expense of the acquiror. If the voting rights of such shares are restored, shareholders voting against such restoration may demand payment for the "fair value" of their shares (which is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute). The Nevada statute also restricts a "business combination" with "interested shareholders", unless certain conditions are met, with respect to corporations which have at least 200 shareholders of record. A "combination" includes (a) any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, to an "interested stockholder," having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets; (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or (iii) representing 10% or more of the earning power or net income of the corporation, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder," (e) certain transactions which would result in increasing the proportionate percentage of shares of the corporation owned by the "interested stockholder," or (f) the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the corporation's voting stock. A corporation to which this statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three year period expires, the combination may be consummated if all applicable statutory requirements are met and either (a)
(i) the board of directors of the corporation approves, prior to such person becoming an "interested stockholder", the combination or the purchase of shares by the "interested stockholder" or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested stockholder" at a meeting called no earlier than three years after the date the "interested stockholder" became such or (b) (i) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets certain minimum requirements set forth in the statutes and (ii) prior to the consummation of the "combination", except in limited circumstances, the "interested stockholder" will not have become the beneficial owner of additional voting shares of the corporation.

BRITISH COLUMBIA There is no provision under British Columbia law similar to the Nevada Acquisition of Controlling Interest Statute. Under the British Columbia Company Act any offer, unless exempted by that Act, to acquire shares which, combined with the shares already owned, directly or indirectly, by the offeror exceed ten percent of the issued shares of the corporation must be made in accordance with the take-over bid rules of the British Columbia Company Act. These rules require that the offer must be made to all stockholders and must be accompanied by a take-over bid circular. Where an offer to acquire all the shares of a corporation is accepted by holders of not less than ninety percent of the shares of the corporation, other than those held by the person making the offer, the offeror may compel the remaining stockholders to sell their shares on the same terms by complying with the provisions of the British Columbia Company Act.

APPRAISAL AND DISSENTER'S RIGHTS

NEVADA. Nevada law limits dissenters rights in a merger, when the shares of the corporation are listed on a national securities exchange included in the National Market System established by the National Association of Securities Dealers, Inc. or are held by at least 2,000 shareholders of record, unless the shareholders are required to accept in exchange for their shares anything other than cash or (i) shares in the surviving corporation, (ii) shares in another entity that is publicly listed or held by more than 2,000 shareholders, or (iii) any combination of cash or shares in an entity described in (i) or (ii). Also, the Nevada law does not provide for dissenters' rights in the case of a sale of assets.

BRITISH COLUMBIA. Under the British Columbia Company Act stockholders have rights of dissent and appraisal where the corporation amends its articles to change any provisions relating to the issue, transfer or ownership of shares of a class or to add change or remove restrictions on the business the corporation may carry out. Stockholders also have dissent rights where a corporation proposes to amalgamate, other than with a subsidiary corporation, continue to another jurisdiction or sell, lease or exchange all or substantially all its property.

                             ACCOUNTING TREATMENT

The conversion of our company from a British Columbia company to a Nevada company represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at historical cost in accordance with the guidance for transactions between entities under common control in Statement of Financial Accounting Standards No. 141, Business Combinations. The historical comparative figures of GIC CANADA will be those of GIC as a Nevada company.

Upon the effective date of the conversion, we will be subject to the securities laws of the United States as those laws apply to domestic U.S. issuers. Before our continuance in Nevada, we prepared our consolidated financial statements in accordance with generally accepted accounting principles ("GAAP") in the United States. As a U.S. domestic issuer, we will continue to prepare our annual and interim consolidated financial statements in accordance with U.S. generally accepted accounting principles. For purpose of our annual disclosure obligations we will annually file in the United
States consolidated financial statements prepared in accordance with U.S. GAAP.

                            BUSINESS OF GIC NEVADA

DESCRIPTION OF BUSINESS

The Registrant, Global Internet Communications, Inc. (Registrant) was formed on February 26, 2003 as a Nevada corporation, solely for the purpose of effecting the change of domicile of GIC CANADA and the conversion transaction. To date the company has not transacted any business other that its formation and matters related to the preparation of this prospectus. Upon completion of the transaction, the business of Registrant will be the businesses currently conducted by GIC CANADA.

PROPERTY

Currently, the Registrant does not own any real estate, plant and equipment or patents.

LEGAL PROCEEDINGS

We are not aware of any legal proceedings or claims against us.

Global Internet Communications Inc. (The Registrant)
(A Development Stage Company)
Balance Sheet
As at February 28, 2003
(expressed in U.S. dollars)



                                             ASSETS

Total Assets                                                          $      -
------------------------------------------------------------------------------------


                       LIABILITIES AND STOCKHOLDER'S DEFICIT

Current Liabilities
Accrued liabilities                                                   $    300
Advances from related party (Note 3)                                       314
------------------------------------------------------------------------------------
Total Liabilities                                                          614
------------------------------------------------------------------------------------
Contingent Liability (Note 1)

Common stock, 50,000,000 shares authorized with $0.00001 par value;
1 share issued and outstanding.                                              1
Deficit Accumulated During the Development Stage                          (615)
------------------------------------------------------------------------------------
Total Stockholder's Deficit                                               (614)
------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Deficit                            $     -
------------------------------------------------------------------------------------

The accompanying notes form an integral part of these financial statements.

Global Internet Communications Inc. (The Registrant)
(A Development Stage Company)
Statement of Operations
(expressed in U.S. dollars)



                                                              Accumulated from
                                                              February 26, 2003
                                                             (Date of Inception)
                                                               to February 28,
                                                                    2003



Revenue                                                    $                 -
-----------------------------------------------------------------------------------

Expenses
      Audit                                                                300
      Incorporation cost                                                   315
-----------------------------------------------------------------------------------
                                                                           615

Net Loss                                                     $            (615)
-----------------------------------------------------------------------------------

The accompanying notes form an integral part of these financial statements.

Global Internet Communications Inc. (The Registrant)
(A Development Stage Company)
Statement of Changes in Stockholder's Deficit
From February 26, 2003 (Date of Inception) to February 28, 2003
(expressed in U.S. dollars)


                                                                          Deficit
                                                                        Accumulated
                                                                         During the
                                                      Common Stock      Development
                                                  ---------------------
                                                   Shares    Amount        Stage         Total
                                                  ------------------------------------------------
Balance on February 26, 2003 (Date of Inception)        -    $    -      $     -        $    -

Common stock issued for cash at $1.00 per share         1          1           1             -
Net loss for the period                                 -          -        (615)         (615)
--------------------------------------------------------------------------------------------------
Balance on February 28, 2003                            1    $     1     $  (615)        $(614)
--------------------------------------------------------------------------------------------------

The accompanying notes form an integral part of these financial statements.

1.      Nature Of Operations And Continuance Of Business

        The Company was incorporated under the laws of the State of Nevada on February 26, 2003 and is a development stage company, currently based in Vancouver, B.C., Canada. The Company was formed, solely for the purpose of effecting the change of domicile of its parent company. To date, the company has not conducted any activities other than those related to its formation and has not generated any revenue or profitable operations since inception.

        The Company is in the early development stage. In a development stage company, management devotes most of its activities in developing a market for its products. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to raise further equity financing or sell any of its products at a profit. There is substantial doubt regarding the Company's ability to continue as a going concern.

2.      Summary Of Significant Accounting Policies

(a)     Year End
        The Company's fiscal year end is December 31.

(b)     Cash and cash equivalents
        The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

(c)     Income Taxes

        Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109") as of its inception. The Company has incurred a net operating loss of $ 300 to offset future years taxable income. This loss expires in 2018. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

        The components of the net deferred tax asset at February 28, 2003, and the statutory tax rate, the effective tax rate and the elected amount of valuation allowance are scheduled below:

Net Operating Loss                      $         300
Statutory Tax Rate                                34%
Effective Tax Rate                                  -
Deferred Tax Asset                                102
Valuation Allowance                             (102)
                                     -------------------
Net Deferred Tax Asset                  $           -
                                     -------------------

(d)     Comprehensive Income
        SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any significant transactions that are required to be reported in comprehensive income.

(e)     Basic and Diluted Net Income (Loss) per Share
        The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. The Company has only one share issued and has no potential common shares therefore basic and diluted net loss per share has not been presented.

(f)     Accounting for Stock-Based Compensation
        SFAS No. 148 amends SFAS No. 123 by providing transition and alternative methods in accounting for stock-based employee compensation. SFAS No 123, "Accounting for Stock-Based Compensation," requires that stock awards granted be recognized as compensation expense based on fair values at the date of grant. Alternatively, a company may account for stock awards granted under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and disclose pro forma income amounts which would have resulted from recognizing such awards at their fair value. The Company has elected to account for stock-based compensation for employees and non-employees using SFAS No. 123, as amended by SFAS No. 148.

(g)     Use of Estimates
        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

(h)     Financial Instruments
        The Company has the following financial instruments: accrued liabilities and advances from related party. The carrying value of these financial instruments approximates their fair value based on their liquidity or their short-term nature.

3.      Related Party Balance
        The balance of $314 due to the parent company is non-interest bearing, unsecured and due on demand.



          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The Registrant, Global Internet Communications, Inc. (Registrant) was formed on February 26, 2003 as a Nevada corporation, solely for the purpose of effecting the change of domicile of GIC CANADA and the conversion transaction. Upon completion of the transaction, GIC CANADA will cease to exist and the business of Registrant will be the businesses currently conducted by GIC CANADA.

                            BUSINESS OF GIC CANADA

OVERVIEW OF GIC CANADA

GIC CANADA has executed an arms length, worldwide, exclusive non-transferable non-assignable license with KyxPyx Technologies, Inc., a private British Columbia corporation, to use their media streaming technology. The license restricts our rights to sublicensing the technology to companies within the pharmaceutical industry only. Media streaming refers to Internet distribution systems that transmit sounds and images from broadcaster to viewer. Streaming is similar to conventional television or radio broadcasting in that sounds and images are converted into electrical signals (transmission formats) and transmitted from broadcasters to viewers where they are in turn reconverted into the original sounds and images.

GIC CANADA has one product, a licensed media streaming system comprised of two components: A broadcast server referred to as KasterBlaster, and a transmission format, referred to as KPX. The two combined components form GIC CANADA'S sole product and service and enable the system's prime feature: multi-channel switching. Multi-channel switching allows viewers the ability to switch between several different program channels of video or audio content in a near instantaneous manner (near instantaneous refers to sub-second response time). Program channels refer to separate and distinct content whether it is audio or video.

GIC CANADA markets its product as another means for pharmaceutical companies to disseminate information. Each individual company determines the use of the product according to their respective needs. However, the following represent potential uses and applications of our technology within the pharmaceutical industry. We do not engage in nor assist in the disposition of these services. Our sole source of revenue generation stems from the sale of the licensed media streaming technology. The potential uses for our product by the pharmaceutical industry include: 1.) Disseminating information within pharmaceutical companies. The possible applications include remote training, continuing education and messaging. 2.) Disseminating information from within the pharmaceutical company to outside companies. Possible applications include research collaboration, product marketing and job recruitment. 3.) Disseminating product and service information to consumers. Possible applications include direct-to-consumer (DTC) advertising, marketing campaigns and continuing education.

OVERVIEW OF THE INDUSTRY

The pharmaceutical industry is comprised of companies that research, develop and market medical products and services. Many companies employ people in clinical research, development, testing, administration, marketing and sales. With the advent of business-to-business solutions many companies share information with partners and competitors alike and transact business across networks and other communication mediums.
There has been a growing emphasis and acceptance by both U.S. regulatory agencies and the pharmaceutical industry of direct-to-consumer marketing
(DTC). Until recently, marketing was permitted only to physicians and pharmacists. However, the Food and Drug Administration began relaxing advertising restrictions in 1997 (FDA, Department of Health and Human Services, August 1997) and DTC advertising budgets have grown steadily, targeting not only the end consumer but health care officials also (Source: http://stas.bls.gov/datahome.htm and Blue Cross Blue Shield).

Media Streaming - Industry Overview and Technology Comparisons

Historically, Internet file transfer required the downloading of all the data before the user could view the content. However, because media files including audio and video contain more data than conventional text or simple graphics files, downloads proved time consuming. Streaming emerged as an economical and efficient way of sending information.

Two media distribution systems evolved and are in general use: downloaded media and streaming media. Downloaded media systems do not enable the viewer to view the content during the transmission or broadcast. Viewers must wait until the transmission is completed prior to viewing or listening to the images and sound. This is similar to needing to record a television program before being able to view it. Streaming systems, conversely, allow a viewer to view media content during transmission, akin to conventional television and radio broadcasting. GIC's licensed system is a media streaming system.

Legacy streaming systems use technology that is optimized so that the fewest pieces of information are needed in order to reconstruct a representation of the original information. These formats, such as MPEG 1, 2, and 4 (Moving Picture Experts Group the abbreviation for a family of International Standards used for coding audio-visual information in a digital compressed format.) are able to compress large amounts of information into each electronic part, also referred to as packets. This compression rate is achieved by interframe coding. This means that only differences between successive frames are recorded which means a reference frame is needed that the differences are applied towards. (Source: Moving Pictures Expert Group)

In order for the original sound and images to be correctly displayed, the packets must be formatted for transmission rates that the media streaming system expects to have available. The transmission rates that were specified in MPEG are continuous, reliable, and reproducible however, Internet transmission rates are not always continuous, reliable or reproducible. (Source: International Organization for Standardization)

The Internet's lack of transmission stability can result in the loss of some of these packets during transmission from broadcaster to viewer. This is referred to as packet loss. Because these formats compress large amounts of data per packet the loss of packets can have a detrimental effect when the data is reconverted into the original sound and images.

Legacy systems use several technical innovations to overcome this loss of data, including caching. This means that several parts of data are stored on the viewer's computer prior to being displayed just in case packets are lost in transmission. Conceptually this is similar to downloaded media systems except that only a portion of the broadcast needs to be downloaded prior to viewing. While this overcomes some of the detrimental effect of data loss, it results in a delay prior to viewing. This delay is referred to as buffering.

GIC CANADA'S licensed system is different in the manner in which the sounds and images are converted and the method in which they are transmitted.

GIC CANADA'S licensed system does not use interframe coding. It compresses less information per packet but increases the number and frequency of packets transmitted. The effect is the loss of any packet is less detrimental to the media presentation when the data is reconverted into the original sound and images. This alleviates the need to cache data and consequent buffering. Without the delays associated with buffering, GIC CANADA is able to offer a product that enables sub-second multi-channel switching.

COMPETITION

The market for media delivery over the Internet is relatively new, constantly changing and intensely competitive and more companies are entering the market for, and expending increasing resources to develop media delivery software and services. We expect that competition will intensify. All of our current competitors have longer operating histories, greater name recognition, more technical personnel, and significantly greater financial resources. Additionally, new competitors with potentially unique or more desirable products or services may enter the market. Price concessions or the emergence of other pricing or distribution strategies or technology solutions of competitors may diminish our revenues, impact our margins or hinder our growth in market share, any of which will harm our business.
Numerous companies compete in the media streaming industry. Companies like Microsoft, Real Networks and Apple are the principal participants however, other smaller companies also vie for market share. Although we shall compete with all of these companies our principal competition will arise from those smaller companies including Digital Fountain, Streaming 21 and Telestream.
The market and financial strengths of these competitors, while less than the principal participants in the industry, are substantially more significant than GIC CANADA'S.

EMPLOYEES

As of December 2002, we had 2 filled staff positions. It is anticipated that we will need to add additional managerial, sales, technical and administrative staff in the future in order to realize our business objectives.

PRIMARY AGREEMENTS

GIC CANADA has executed an arms length, worldwide, exclusive non-transferable non-assignable license with KyxPyx Technologies, Inc., a private British Columbia corporation, to use their media streaming technology. The license restricts our rights to sublicensing the technology to companies within the pharmaceutical industry only. The business purpose of the license is to enable GIC CANADA to market the product as an alternative to existing media streaming systems. The license restricts GIC CANADA to marketing the product to companies in the pharmaceutical industry, the product's end-users. All of GIC CANADA'S currently contemplated future revenues are dependent upon the license agreement.

The license is subject to the following material terms and conditions:
The rights granted under the license are limited to three (3) years from December 31, 2000, the date of execution of the License, with an option by GIC CANADA to extend for another (3) three years. At the end of the second three
(3) year period, the license terminates unless a new agreement is negotiated and entered into by the parties.
The Licensor is not required under the terms of the license to provide GIC CANADA with any software upgrades, fixes or related changes to the completed software but must promptly provide to GIC CANADA all documentation detailing said changes so as to provide GIC CANADA and its technician(s) the ability to implement said changes and/or upgrades. The Licensor must notify GIC CANADA of the nature of any upgrades or other planned modifications to the technology that affect the media streaming product directly or indirectly. The Licensor does not provide and is not required under the terms of the license to provide, GIC CANADA any day-to-day functions.
GIC CANADA shall pay the Licensor a royalty on the following sliding scale as follows:

a) Five percent (5%) of net income after tax on the first $1,000,000 (one million dollars);

b) Three percent (3%) of net income after tax on the following $3,000,000 (three million dollars);

c) Two percent (2%) of net income after tax on the following $5,000,000 (five million dollars);

d) One percent (1%) of net income after tax above $9,000,000 (nine million dollars).

Under the terms of the license agreement GIC CANADA is responsible for all aspects of the use, and dissemination of the licensed software, including its implementation and display.

Kelly Myers, President of the Licensor, is also employed as CTO and Secretary of GIC CANADA. Under the terms of his employment agreement as CTO with GIC CANADA he will be responsible for all technical issues arising out of the use of GIC CANADA'S licensed technology.

The terms of the license provide that if, at any time during the term of the license agreement, GIC CANADA or any of its officers, directors or agents willfully and intentionally breaches a material provision of the Agreement and GIC CANADA fails to cure such breach within a period of one (1) month after the date that Licensor provides GIC CANADA with notice thereof, Licensor shall have the right to terminate this Agreement and terminate the license, inclusive of any and all upgrades except those developed by the company. GIC CANADA may terminate the Agreement only if Licensor fails to deliver the media streaming product in satisfaction of GIC CANADA'S acceptance criteria after
(1) one months notice to Licensor and an opportunity to cure.
In the event of termination GIC CANADA shall be authorized to continue exercising all of the rights granted under the license, subject to it losing the exclusivity. All licenses or sublicenses granted by either party under the terms of this Agreement prior to termination shall remain in full force and effect and shall not be affected by termination. (See Exhibit 10.1 to review the license agreement).

GIC CANADA'S operations do not depend and are not expected to depend upon patents. All rights, duties and obligations of GIC CANADA extend from the grant of rights issued under license from KyxPyx. The licensing agreement provides for the indemnification of GIC CANADA from any and all claims against GIC CANADA for patent infringement (see clause 9.1 of the License Agreement marked Exhibit 10.1 "License Agreement").

DESCRIPTION OF PROPERTY

GIC CANADA has entered into a non-arms length verbal agreement with Hampton Financial Partners for office space, including phone lines, mail services, and web site hosting services. The principal terms allow for the use of the premises and facilities on a month-to-month basis. As of December 31, 2002 the monthly rent is set at $335 for office rent and web site hosting. A director of Hampton Financial Partners is Rory O'Byrne, President and CEO.
Currently, GIC CANADA does not own any real estate, plant and equipment or patents.

LEGAL PROCEEDINGS

We are not aware of any legal proceedings or claims against us.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Certain statements contained in this proxy statement/prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, our directors or officers, primarily with respect to the future operating performance of the company and the products we expect to offer and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, as defined under the Reform Act because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

                              PLAN OF OPERATIONS

OVERVIEW

GIC CANADA is marketing and selling its alternative media streaming system as a one broadcast server solution, enabling pharmaceutical companies the ability to broadcast competing formats from a single broadcasting server. Thereafter, we intend to convert existing KasterBlaster broadcast users to the KPX transmission enabled media streaming system. We will continue to work in concert with our board of advisors and their associations within the medical and pharmaceutical industries to create general market awareness of our product.

Our plan of operations for the next twelve months calls for a modest expansion of operations. We will continue our industry research in an effort to enhance our marketing efforts however, in order for these marketing efforts to be successful, we must demonstrate a solid value proposition to our prospective customers. This value proposition is predicated on the inherent costs savings through the use of the Internet video streaming product and the innovative features management believes the KyxPyx system provides. These efforts will include ongoing marketing activities on a broader scale, arranged through distributors under both exclusive and non-exclusive relationships, dependent upon geographical location.

However, despite concerted efforts we have not yet established any formal distribution agreements and have despite these efforts only recently initiated contacts within the pharmaceutical industry. We believe that the success of our company will be highly dependent on the refinement of our ongoing marketing campaign, hiring and retaining sales and marketing staff and our continued relationships with our Board of Advisors.

Successful development of these services may not necessarily ensure our company's success. There are numerous competitors and potential competitors that provide solutions similar to those of our Company. Many of these entities are significantly larger than the issuer and have significantly more resources and broader product and service offerings. (See section entitled "Risk Factors") our company intends to utilize both traditional methods and the Internet for marketing the Internet media-streaming product to the pharmaceutical industry. Our company expects that a majority of its revenues will be derived by selling its service to a narrow base of clients.

We believe we have sufficient cash reserves to execute our plan of operations strategy over the next twelve months. However, there may be unforeseen events that management has not anticipated including but not limited to, delays in the commercial version of the KPX transmission format and its viability once complete. Our company may be required to allocate greater or lesser amounts of its financial resources to hire additional technical staff.

If required we will seek additional sources of funding through additional equity financings, commercial bank loans or funding from private investors. However, there can be no assurance that we will be successful in obtaining additional funding on suitable terms, if at all.

The broadcast server software is available for download to prospective clients in the pharmaceutical industry from its web site at www.alphasee.com. However, our company's business will suffer if the licensor does not complete the transmission format software in a timely manner and we are entirely dependent on the licensor for its completion.

RESULTS OF OPERATIONS
REVENUES

To date the company has not generated any revenue from operations and there is no guarantee that we will be able to generate revenues in the future. Our software licensor, KyxPyx Technologies has delivered component one of our licensed software (broadcast server). However, they have not delivered component two (transmission format) of the licensed technology as scheduled. A commercial version 1.0 of the server component of the software was released in January of 2003 and is currently available for download from our web site. We expect to commence sale of this product during the second quarter of 2003, although we make no projections regarding potential revenue from this product.

GENERAL AND ADMINISTRATIVE EXPENSES

General and Administrative (G&A) expenses for the years ended December 31, 2002 and 2001 were $41,117 and $8,886, respectively. For 2002, $28,656 consisted of consulting fees for the services of our executive management; $7,600 consisted of legal and accounting fees, of which a substantial portion of these fees are incurred in association with our public listing and audit.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2002, we had $96,987 in cash and cash equivalents, an increase of $96,034 December 31, 2001. The increase is solely attributed to the funds raised through the sale of shares under our Regulation A financing. During 2002 we had a total of $28,656 donated to the company in the form of consulting by officers. There can be no guarantee that company officers will continue to donate consulting to the company in the future.

Losses from operations may continue in the future as we increase our marketing efforts. If revenues and spending levels are not adjusted accordingly, we may not generate sufficient revenues to achieve profitability. Even if profitable, we may not sustain or increase such profitability on a quarterly or annual basis in the future.

We have no long-term debt and working capital of $85,220 which is sufficient to pay ongoing operating expenses over the next twelve months but not adequate to rapidly develop our business plan. We will require additional capital. We cannot be certain that any required additional financing will be available on terms favorable to us. If additional funds are raised by the issuance of our equity securities, such as through the issuance and exercise of warrants, then existing stockholders will experience dilution of their ownership interest. If additional funds are raised by the issuance of debt or other equity instruments, we may be subject to certain limitations in our operations, and issuance of such securities may have rights senior to those of the then existing holders of common stock. If adequate funds are not available or not available on acceptable terms, we may be unable to fund expansion, develop or enhance services or respond to competitive pressures.

                            Selected financial data

Global Internet Communications Inc. (CANADA)
(A Development Stage Company)
Balance Sheets
As at December 31, 2002, 2001 and 2000
(Expressed in U.S. dollars)


                                                                        2002       2001     2000
                              ASSETS

Current Assets

Cash                                                               $  96,987  $     634 $    674
Prepaid expense                                                            -         19        -
-------------------------------------------------------------------------------------------------------

Total Assets                                                       $  96,987  $     653 $    674
-------------------------------------------------------------------------------------------------------

                           LIABILITIES

Current Liabilities

Accounts payable                                                   $       -  $       6 $      -
Accrued liabilities                                                    3,813          -        -
Advances from related parties (Note 6)                                 7,954      2,966        -

Total Liabilities                                                     11,767      2,972        -

Contingent Liability (Note 1)

                  STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock, 100,000,000 shares authorized with no par value;       100,658        658      658
2,000,000, 1,000,000, and 1,000,000 shares issued and
outstanding, respectively

Donated Capital (Note 6)                                              37,730      9,074    3,181

Deficit Accumulated During the Development Stage                    (53,168)   (12,051)  (3,165)
-------------------------------------------------------------------------------------------------------

Total Stockholders' Equity (Deficit)                                  85,220    (2,319)      674
-------------------------------------------------------------------------------------------------------

Total Liabilities and Stockholders' Equity                         $  96,987  $    653  $    674
-------------------------------------------------------------------------------------------------------

The accompanying notes form an integral part of these financial statements.

Global Internet Communications Inc. (CANADA)
(A Development Stage Company)
Statements of Operations
(expressed in U.S. dollars)


                                              Accumulated from             Years ended December 31,
                                              October 22, 1998
                                                  (Date of
                                                 Inception)
                                              to December 31,
                                                                  -------------------------------------------
                                                    2002             2002            2001            2000

Revenue                                    $               -       $       -    $        -    $         -
-------------------------------------------------------------------------------------------------------------

Expenses

Consulting (Note 6)                                    36,760         28,656          5,167        2,937
Foreign exchange loss                                   1,614          1,675           (45)         (16)
Interest and bank charges                                  87             87              -            -
Office                                                    164            164              -            -
Professional fees (Note 6(c))                           7,844          7,600              -          244
Rent (Note 6(d))                                        6,726          3,820          2,906            -
Telephone and online services (Note 6(d))                 246            114            132            -
Web design (Note 6(c))                                    726              -            726            -
Less: Interest income                                   (999)           (999)              -            -
-------------------------------------------------------------------------------------------------------------

                                                       53,168          41,117          8,886        3,165

Net loss                                  $          (53,168)      $ (41,117)    $    (8,886)  $   (3,165)
-------------------------------------------------------------------------------------------------------------

Basic net loss per share                                           $    (0.02)   $     (0.01)  $    (0.02)
-------------------------------------------------------------------------------------------------------------

Weighted average shares outstanding                                 1,803,000      1,000,000      129,000
-------------------------------------------------------------------------------------------------------------


(Diluted loss per share has not been presented as the result is anti-dilutive)

The accompanying notes form an integral part of these financial statements.

Global Internet Communications Inc. (CANADA)
(A Development Stage Company)
Statements of Cash Flows
(expressed in U.S. dollars)


                                                         Accumulated from           Years ended December 31,
                                                         October 22, 1998
                                                       (Date of Inception)
                                                         to December 31,
                                                                           ----------------------------------
                                                               2002             2002       2001        2000

Operating Activities

Net loss                                            $            (53,168)  $ (41,117)  $(8,886)  $(3,165)

Adjustment to reconcile net loss to cash:

Value of services donated by related parties                       37,730      28,656     5,893     3,181

Change in non-cash working capital items:

(Increase) decrease in prepaid expenses                                 -          19      (19)         -
Increase in accounts payable and accrued                            3,813       3,807         6         -
liabilities
------------------------------------------------------------------------------------------------------------------

Net Cash Provided By (Used In) Operating                         (11,625)     (8,635)   (3,006)        16
Activities
------------------------------------------------------------------------------------------------------------------

Financing Activities

Advances from related parties                                       7,954       4,988     2,966         -
Proceeds from issuance of common stock                            100,658     100,000         -       652
------------------------------------------------------------------------------------------------------------------

Net Cash Provided By Financing Activities                         108,612     104,988     2,966       652
------------------------------------------------------------------------------------------------------------------

Increase (Decrease) In Cash And Cash Equivalents                   96,987      96,353      (40)       668

Cash and Cash Equivalents - Beginning of the Year                       -         634       674         6
------------------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents - End of the Year         $              96,987  $   96,987  $    634  $    674

Non-Cash Financing Activities                       $                   -  $        -  $      -  $      -
------------------------------------------------------------------------------------------------------------------

Supplemental Disclosures

Interest paid                                       $                   -  $        -  $      -  $      -
Income taxes paid                                   $                   -  $        -  $      -  $      -

The accompanying notes form an integral part of these financial statements.

Global Internet Communications Inc. (CANADA)
(A Development Stage Company)
Statement of Changes in Stockholders' Equity (Deficit)
From October 22, 1998 (Date of Inception) to December 31, 2002
(expressed in U.S. dollars)

                                                                               Deficit
                                                                              Accumulated
                                                                              During the
                                                Common Stock      Donated     Development
                                             Shares     Amount    Capital       Stage       Total
Balance on October 22, 1998 (Date of               -   $     - $       -  $          -   $      -
Inception)
Common stock issued for cash at $0.006 per    1,000          6         -             -          6
share
----------------------------------------------------------------------------------------------------------

Balance on December 31, 1999 and 1998         1,000         6          -             -          6

Common stock issued for cash               1,000,000      652          -             -        652

Common stock cancelled                       (1,000)         -         -             -          -

Consulting and professional fees                   -         -    3,181              -      3,181

Net loss for the year                              -         -         -       (3,165)     (3,165)
----------------------------------------------------------------------------------------------------------

Balance on December 31, 2000               1,000,000      658     3,181        (3,165)        674

Consulting and web design                          -         -    5,893              -       5,893

Net loss for the year                              -         -         -       (8,886)      (8,886)
----------------------------------------------------------------------------------------------------------

Balance on December 31, 2001               1,000,000      658     9,074       (12,051)      (2,319)

Common stock issued for cash               1,000,000   100,000         -             -     100,000

Consulting                                         -         -   28,656              -      28,656

Net loss for the year                              -         -         -       (41,117)    (41,117)
----------------------------------------------------------------------------------------------------------

Balance on December 31, 2002               2,000,000 $ 100,658 $   37,730 $    (53,168)  $  85,220
----------------------------------------------------------------------------------------------------------

The accompanying notes form an integral part of these financial statements.

1.      Nature Of Operations And Continuance Of Business

        The Company was incorporated under the laws of the Province of British Columbia on October 22, 1998 as 573633 B.C. Ltd and changed its name to Global Internet Communications Inc. on November 14, 2000 and is a development stage company, currently based in Vancouver, B.C., Canada. The Company's sole business activity involves the marketing of a licensed video streaming technology to the pharmaceutical industry. The Company is in the development stage. In a development stage company, management devotes most of its activities in developing a market for its products. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to raise further equity financing or sell any of its products at a profit. There is substantial doubt regarding the Company's ability to continue as a going concern.

        The Company has working capital of $85,220 which is sufficient to pay ongoing operating expenses over the next twelve months but not adequate to rapidly develop its business plan. The Company's shares trade on the "Pink Sheets" under the symbol GICIF. The Company plans to file a S-4 Registration Statement with the United States Securities and Exchange Commission and apply for listing on the OTC Bulletin Board.

2.      Summary Of Significant Accounting Policies

(a)     Year End
        The Company's fiscal year end is December 31.

(b)     Cash and cash equivalents
        Cash and cash equivalents presented in the financial statements, include short-term investments with maturities of six months or less of purchase.

(c)     Concentration of Credit Risk
        Financial instruments that potentially subject the Company to credit risk consist principally of cash. Cash was deposited with high credit quality financial institutions.

(d)     Foreign Exchange
        Current monetary assets and liabilities of the Company which are denominated in foreign currencies are translated at the exchange rate in effect at the balance sheet dates. Revenues and expenses are translated at rates of exchange prevailing on the transaction dates. Exchange gains or losses on the realization of current monetary assets and the settlement of current monetary liabilities are recognized currently to operations.

(e)     Comprehensive Income
        SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner source. To date, the Company has not had any significant transactions that are required to be reported in comprehensive income.

(f)     Basic and Diluted Net Income (Loss) per Share
        The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

(g)     Accounting for Stock-Based Compensation
        SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner source. To date, the Company has not ha any significant transactions that are required to be reported in comprehensive income.
(h)     Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

(i)     Financial Instruments
        The Company has the following financial instruments: cash, accounts payable, accrued liabilities, and advances from related parties. The carrying value of these financial instruments approximates their fair value based on their liquidity or their short-term nature.

(j)     Recent Accounting Pronouncements
        On June 29, 2001, SFAS No. 141, "Business Combinations," was approved by the Financial Accounting Standards Board ("FASB"). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary. The Company implemented SFAS No. 141 on July 1, 2001 and its impact is not expected to be material on its financial position or results of operations.

        On June 29, 2001, SFAS No. 142, "Goodwill and Other Intangible Assets," was approved by FASB. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. The Company adopted SFAS No. 142 on January 1, 2002 and its impact is not expected to have a material effect on its financial position or results of operations.

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligation." SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, and will require companies to record a liability for asset retirement obligations in the period in which they are incurred, which typically could be upon completion or shortly thereafter. The FASB decided to limit the scope to legal obligations and the liability will be recorded at fair value. The effect of adoption of this standard on the Company's results of operations and financial positions is being evaluated.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. It provides a single accounting model for long-lived assets to be disposed of and replaces SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." The Company adopted SFAS No. 144 on January 1, 2002. The effect of adoption of this standard on the Company's results of operations and financial position is not expected to be material.

        In June, 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company will adopt SFAS No. 146 on January 1, 2003. The effect of adoption of this standard on the Company's results of operations and financial position is being evaluated.

        FASB has also issued SFAS No. 145 and 147 but they will not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company's operations have not been disclosed.

3.      Income Taxes

        Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109") as of its inception. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

        As of December 31, 2002, the Company had the following net operating loss carry forwards to offset future taxable income in Canada:

    Expiring               Net Operating
                               Losses
                                 $

      2008           CAD           4,705
      2009           CAD          20,383
-------------------------------------------

                     CAD          25,088
-------------------------------------------


        The components of the net deferred tax asset at December 31, 2002 and 2001, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

                                          2002         2001
                                            $            $

Net Operating Loss                            12,920      2,954

Statutory Tax Rate                        39.6%      39.6%

Effective Tax Rate                            -          -

Deferred Tax Asset                        5,116      1,170

Valuation Allowance                     (5,116)    (1,170)
---------------------------------------------------------------

Net Deferred Tax Asset                        -          -
---------------------------------------------------------------

4.      License
        On December 31, 2000, the Company entered into an worldwide, exclusive, non-transferable, non-assignable license agreement with KyxPyx Technologies, Inc. ("KyxPyx"), a private company based in British Columbia, Canada. The Company will market and sell via the internet, KyxPyx's internet streaming video technology to the pharmaceutical industry.

        The Company will pay KyxPyx royalties as follows:
        (a)     5% of net income after tax on the first $1,000,000;
        (b)     3% of net income after tax on the following $3,000,000;
        (c)     2% of net income after tax on the following $5,000,000; and
        (d)     1% of net income after tax above $9,000,0000

        The license agreement expires on December 31, 2003 with an option by the Company to extend the agreement for an additional three years.

        The license agreement was entered into when Rory O'Byrne, the current President of the Company, was a director and the interim President of KyxPyx and the CEO of the Company. The current President of KyxPyx is also the Chief Technology Officer of the Company.

5.      Common Stock Warrants
        During the 2002 fiscal year, the Company issued 1,000,000 units at a price of $0.10 per unit pursuant to a Regulation A Offering to raise $100,000. Each unit consisted of one share of common stock and one share purchase warrant to purchase an additional share at a price of $0.125 until March 11,2003 and thereafter at a price $0.15 until expiry on March 11, 2004.

6.      Related Party Transactions/Balances
        (a) The balance of $1,196 due to the President of the Company is non-interest bearing, unsecured and due on demand.

        (b) The balance of $6,758 due to a company with common directors and officers is non-interest bearing, unsecured and due on demand.

        (c)     Consulting services of $28,692 (2001 - $3,303; 2000 - $1,334 were donated by the President of the Company and treated as donated capital. In 2000, the President of the Company paid $244 for professional fees. The President of the Company does not expect reimbursement so the amount is being treated as donated capital.

        (d)     Rent of $3,820 (2001 - $2,906; 2000 - $NIL) and online services of $114 (2001 - $132; 2000 - $NIL) were paid to a company with common directors and officers.

        (e) Web design fees of $Nil (2001 - $726; 2000 - $Nil) were donated by the Chief Technology Officer of the Company and treated as donated capital.

        (f)     Consulting fees of $Nil (2001 - $1,864; 2000 - $1,603) were donated by a former officer and director of the Company and treated as donated capital.

               MARKET PRICES, DIVIDENDS AND TRADING INFORMATION

a) The shares of the company are traded on the over-the-counter market under ticker symbol GICIF. Summary trading by quarter for the two most recently competed fiscal periods ending December 31, 2002:


Year and Quarter                  OTC-PINK SHEETS
------------------------------------------------------------------------------
                                  High (1)              Low (2)
------------------------------------------------------------------------------
Quarter 1                         Not Traded            Not Traded
------------------------------------------------------------------------------
Quarter 2                         0.15                  0.10
------------------------------------------------------------------------------
Quarter 3                         0.50                  0.15
------------------------------------------------------------------------------
Quarter 4                         0.50                  0.15
------------------------------------------------------------------------------

------------------------------------------------------------------------------

(1) Over-the-counter quotations may reflect interdealer prices, without retail markup, markdown or commission and may not necessarily reflect actual transactions.

(2) The source for the OTC-Pink Sheet quotation listed is found at the OTC-Pink Sheet's own website located at www.pinksheets.com.

At December 31, 2002, there were 2,000,000 common shares of GIC issued and outstanding.

December 31, 2002, there were 50 holders of record including common shares held by brokerage clearing houses, depositories or otherwise in unregistered form. The beneficial owners of such shares are not known by GIC CANADA.

DIVIDEND POLICY

No cash dividends have been declared by GIC CANADA nor are any intended to be declared. GIC CANADA is not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render GIC insolvent. Dividend policy will be based on GIC CANADA'S cash resources and needs and it is anticipated that all available cash will be needed for property acquisition, exploration and development for the foreseeable future.

GIC CANADA is not aware of any reason as to why the price of the security would have appreciated from those prices reflected in the summary trading table other than the demand for securities has been greater than the available supply.

Plan category                          Number of securities  Weighted average        Number of
                                       to be issued upon     exercise price of       securities
                                       exercise of           outstanding options,    remaining
                                       outstanding options,  warrants and rights     available for
                                       warrants and rights                           future issuance
                                       (a)                   (b)                     (c)
Equity compensation plans approved by  N/A                   N/A                     N/A
security holders
Equity compensation plans not          N/A                   N/A                     N/A
approved by security holders
Total                                  N/A                   N/A                     N/A



OUR TRANSFER AGENT

We have appointed Interwest Transfer Co., Inc. of 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117 telephone (801) 272-9294, facsimile (801) 272-4677 as transfer agent for our shares. The transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares of stock.

                                  MANAGEMENT

The names, municipality of residence, age and position held of the directors and executive officers of GIC are as follows:

Name and Municipality of
Residence                                Age    Position Held                Term of Office

Rory O'Byrne (1)                         40     Director, President & CEO    CEO: 11/02/00
Victoria, British Columbia                                                   Director: 03/15/02
Canada                                                                       President: 03/15/02

Kelly Lee Myers                          26     Secretary and Chief          CTO: 01/01/01
Vancouver, British Columbia                     Technology Officer           Secretary: 12/14/02
Canada

Dr. Burton Voorhees (1)                  60     Director                     11/02/00
Edmonton, Alberta,
Canada

Dr. Colin Campbell (1)                   57     Director                     11/02/00
Kaleen, Australian Capital Territory,
Australia


Notes:
(1)   Member of audit committee.

All directors have a term of office expiring at the next annual general meeting of GIC CANADA, unless re-elected or earlier vacated in accordance with the bylaws of GIC CANADA. All officers have a term of office lasting until their removal or replacement by the board of directors.

Mr. O'Byrne graduated from Marin Academy in San Rafael, California and went on to obtain his Bachelor of Arts Degree in Political History at the University of Victoria in British Columbia, Canada. Thereafter, he graduated with Honors in Law, specializing in Intellectual Property and International Trade and Finance at University College in the United Kingdom. Mr. O'Byrne has been involved in the finance and merchant banking industries since his graduation from law school and has worked internationally in Hong Kong with Pacific Rim Ventures Inc., in Osaka, Japan with Fujita Kenshikukaisha and in San Francisco, California with Trilogy Capital. From January 1996 to November 1999 he was as a Director for Vista Financial in Vancouver, Canada. Vista Financial is a consulting firm specializing in the areas of corporate finance and legal issues. His duties included financial and legal consulting to companies in the startup and development phases of their operations. From November 1999 he has been Director and Officer of Hampton Financial Partners Inc. in Vancouver, Canada. Hampton Financial Partners is a financial services and market research firm. As an officer of the company his duties have included consulting and raising funding for venture capital projects. From April 2000 through May 2001 he served as interim President of KyxPyx Technologies Inc. His duties there included helping to secure financing for the development of the KyxPyx streaming video technology and directing corporate development.

Mr. Myers' technical background is rooted in the broadcast radio and television industry and arises from his experience in beta-testing professional content-creation hardware and software for companies such as Newtek and Digital Processing Systems. He understands the needs of Internet users as they relate to homestead broadcast systems, multi-media applications and services. During his time (1993-1998) as a freelance new media consultant he has worked with NorthWesTel , NMI, the Yukon Board of Tourism, Vicwest, Viridian and Blue Sky Interactive producing high-end multimedia content. Mr. Myers' continued success as an independent Internet radio broadcaster over the past 2 years using mp3 streaming technology has been instrumental in guiding the company's media streaming research and development team. Since March 2000, he has been the Chairman of the Board of Directors, Chief Executive Officer and a director of KyxPyx Technologies Inc.

Professor Voorhees obtained his A.B. from the University of California at Berkeley in 1964, his Masters of Science Degree from the University of Arizona in 1966 and his Ph.D. at the University of Texas at Austin in 1971. He joined the Department of Mathematics at the University of Alberta, Edmonton, Alberta, Canada and the Center for Science at Athabasca University, in Athabasca, Alberta in 1982 and has worked there until the present.

Dr. Campbell obtained his Bachelor of Science Degree (Honors) at Monash University in Victoria, Australia in 1967, specializing in botany, biochemistry, zoology and comparative physiology. In 1974, he obtained his Ph.D. in paleaontology from the University of California, Berkley in paleontology. In 1996, he attended the Australian National University and obtained a Graduate Diploma in Law, with a specialization in environmental law and conflict resolution. That was followed by a Masters Degree in Legal Studies at the same university in 1997. He is currently engaged part time with B.C. Environmental Advisory Group. Dr. Colin Campbell is the brother-in-law of Rory O'Byrne.

Our directors have been elected to serve until the next annual meeting of stockholders and until their successor(s) have been elected and qualified, or until death, resignation or removal.

                            EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation we paid for the years ended December 31, 2002, 2001 and 2000, for services of the executive officers. We have not paid any executive officer in excess of $100,000 (including salaries and benefits) during the years ended December 31, 2001, 2000 or 1999.

SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------------------------
                                                             Long Term Compensation
-----------------------------------------------------------------------------------------------------------------------------
                           Annual Compensation               Awards                          Payouts
-----------------------------------------------------------------------------------------------------------------------------
(a)                 (b)    (c)       (d)     (e)             (f)           (g)               (h)         (i)
-----------------------------------------------------------------------------------------------------------------------------
Name and Principle  Year   Salary    Bonus   Other Annual    Restricted    Securities        LTIP        All Other
Position                   ($)       ($)     Compensation    Stock         Underlying        Payouts     Compensation ($)
                                             ($)             Award(s) ($)  Options/SARs (#)  ($)
-----------------------------------------------------------------------------------------------------------------------------
Rory O'Byrne        2002
President & CEO     2001
                    2000
-----------------------------------------------------------------------------------------------------------------------------
Lorenzo Oss-Cech    2002
Secretary &         2001
Director            2000
-----------------------------------------------------------------------------------------------------------------------------
Kelly Lee Myers     2002
Chief Technology    2001
Officer             2000
-----------------------------------------------------------------------------------------------------------------------------
Dr. Burton Voorhees 2002
Director            2001
                    2000
-----------------------------------------------------------------------------------------------------------------------------
Dr. Colin Campbell  2002
Director            2001
                    2000
-----------------------------------------------------------------------------------------------------------------------------


If the plan of conversion is adopted, the salaries and compensation of our officers and directors of the British Columbian company are expected to remain the same.

                          RELATED PARTY TRANSACTIONS

Mr. Myers is the CTO of Global Internet Communications, Inc. and he is a Director and the CEO of KyxPyx. Mr. O'Byrne was a Director and the interim President of KyxPyx until his resignation on May 24, 2001. He is the current CEO of Global Internet Communications, Inc. and an Officer and Director of Hampton Financial Partners Inc..

GIC believes that the terms of the license concerning rights and responsibilities of the parties help to ensure that no conflict of interest issues arise. Other than Mr. Myers' non-compete provisions provided for in the license agreement, GIC CANADA has not taken any further steps to ensure that future conflicts will not arise. GIC CANADA has not and has no future plans to take steps to preclude claims by either company for conversion or theft of trade secrets or other proprietary information.

The license agreement was entered into when Mr. O'Byrne was a Director and the interim President of KyxPyx as well as the CEO of Global Internet
Communications, Inc.. Other than Kelly Myers, no officers or directors of GIC have any direct or indirect ownership interest in KyxPyx Technologies, Inc.. Kelly Myers owns 1,000 shares of GIC and 1000 share purchase warrants.

GIC CANADA has entered into a non-arms length verbal agreement with Hampton Financial Partners, Inc. whereby GIC CANADA has been provided office space, including phone lines and mail services. The principal terms allow for the use of the premises and facilities on a month-to-month basis, as of March 31, 2001 at a monthly rental of $335 per month inclusive of all costs. These charges are being recorded as payables and are not subject to any interest and will be paid when GIC CANADA realizes revenues. An Officer and Director of Hampton Financial Partners, Rory O'Byrne, is also the CEO of GIC.

                              SECURITY OWNERSHIP

Name and                     Amount and                                                    Percent of
Address of Beneficial        Nature of Beneficial Owner    Position                        Class
Owner
-------------------------------------------------------------------------------------------------------
Rory O'Byrne                 950,000(1)                    Director, President, CEO        46.3%
120-50 Songhees Road
Victoria, BC V9A 7J4
-------------------------------------------------------------------------------------------------------
Dr. Colin Campbell           151,000(2)                    Director                        7.6%
17 Sherlock Street
Kaleen, Australian Capital
Territory, Australia, 2617
-------------------------------------------------------------------------------------------------------
Kelly Lee Myers              2,000(3)                      Secretary and Chief Technology  0.1%
802-1955 Haro Street,                                      Officer
Vancouver,BC, V6G 1J1
-------------------------------------------------------------------------------------------------------
Dr. Burton Voorhees          2,000(3)                      Director                        0.1%
1 University Drive
Athabasca, Alberta, T9S
3A3
-------------------------------------------------------------------------------------------------------

(1) Of the 950,000 shares of Common Stock reported, 50,000 shares are attributable to shares of Common Stock issuable under warrants within the next 60 days.

(2) Of the 151,000 shares of Common Stock reported, 1,000 shares are attributable to shares of Common Stock issuable under warrants within the next 60 days.

(3) Of the 2,000 shares of Common Stock reported, 1,000 shares are attributable to shares of Common Stock issuable under warrants within the next 60 days.


                         DESCRIPTION OF CAPITAL STOCK

GIC CANADA'S securities consist of common stock with a par value of $0.00001 per share. GIC CANADA'S authorized capital is 100,000,000 shares of Common Stock, of which 2,000,000 shares are issued and outstanding as of December 31, 2002. All of GIC CANADA'S common stock, both issued and un-issued, is of the same class and ranks equally as to dividends, voting powers and participation in the assets of GIC CANADA on a winding-up or dissolution. Each share of Common Stock is entitled to one vote with respect to the election of directors and other matters. The shares of common stock do not have cumulative voting rights. The Common Stock has no pre-emptive or conversion rights, and no provisions for redemption, purchase for cancellation, surrender of sinking fund or purchase fund.

Neither the Articles of Incorporation nor the Bylaws of GIC CANADA contain specific provisions which would delay, defer or prevent a change in control of GIC CANADA. However, approximately 98 million shares of Common Stock are authorized but un-issued as of December 31, 2002. All of such authorized but un-issued shares will be available for future issuance by the Board of Directors without additional shareholder approval.

Future stock purchase agreements, stock options, warrants or rights must be approved by shareholders by special resolution passed by a majority of not less than 3/4 of the votes cast by those members of a company who, being entitled to do so, vote in person or by proxy at a general meeting of GIC CANADA. The articles mandate not less than 21 days' notice specifying the intention to propose the resolution as a special resolution, has been duly given, or if every member entitled to attend and vote at the meeting agrees, at a meeting of which less than 21 days' notice has been given, or a resolution consented to in writing by every member of a company who would have been entitled to vote in person or by proxy at a general meeting of GIC, and a resolution so consented to is deemed to be a special resolution passed at a general meeting of GIC.

                             STOCKHOLDER PROPOSALS

Stockholders of GIC CANADA may submit proposals to be considered for stockholder action at the Special Meeting of Stockholders if they do so in accordance with applicable regulations of the British Columbia Company Act. In order to be considered for inclusion in the proxy statement for the meeting, the Secretary must receive proposals no later than _____, 2003. Stockholder proposals should be addressed to the President, Suite 2305-1050 Burrard Street, Vancouver, British Columbia, Canada, V6Z 2S3.

                                    EXPERTS

The financial statements referred to in this prospectus and elsewhere in the registration statement have been audited by Manning Elliot, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

The validity of the issuance of common stock offered hereby will be passed upon for GIC CANADA by The Seigel Law Group, Barristers & Solicitors, Victoria, B.C., Canada.

The validity of the issuance of common stock offered hereby will be passed upon for GIC Nevada by Conrad Lysiak, Attorney-at-Law, Spokane, Washington.

                            AVAILABLE INFORMATION

GIC CANADA is a non-reporting company and is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Information about our company, including a copy of our Regulation A offering and Form 2A cost can be accessed at no cost by requesting, by writing or telephoning us at the following address: Global Internet Communications Inc., C/O President, Suite 2305-1050 Burrard Street, Vancouver, British Columbia, Canada, V6Z 2S3. Such reports can also be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission (SEC) in Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such material may also be obtained at prescribed rates by writing to the SEC's Public Reference Section, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for more information on the operation of its public reference rooms.

This proxy statement/prospectus contains all the information set forth in the registration statement and the related exhibits. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other document included as an exhibit. You should rely only on the information provided in this proxy statement/prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front of the document.

Any future information filed later with the SEC will update and supersede this information. We may incorporate by reference future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the conversion.


              PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

              ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. GIC Nevada has provided in its by-laws for the indemnification of officers and directors to the fullest extent possible under Nevada law against expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of ours. In addition, GIC Nevada has the power, to the maximum extent and in the manner permitted by Nevada Revised Statutes, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of GIC Nevada.

The Certificate of Incorporation of GIC Nevada limits or eliminates the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by GIC of expenses incurred or paid by a director, officer or controlling person of GIC in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, GIC Nevada will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              ITEM 21. EXHIBITS.

1.1     Form of proxy for holders of common stock for special meeting.
3.1     British Columbia Certificate of Incorporation.
3.2     British Columbia Company Articles of Incorporation.
3.3     British Columbia Certificate of Name Change.
3.4     Nevada Company Articles of Incorporation
3.5     Nevada Company By-laws
3.6     Letter of Termination, British Columbia
3.7     Articles of Conversion, Nevada
5.1     Legal opinion
10.1    License Agreement
10.2    Employment Agreement: Chief Technical Officer
20.1    Regulation A filing with Exhibits
23.1    Consent of Manning Elliott
23.2    Consent of Conrad Lysiak
99.1    Form F-X
99.2    Specimen Stock Certificate, Nevada Company

                            ITEM 22. UNDERTAKINGS.

The undersigned registrant hereby undertakes that it will:

   (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a) (3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) Include any additional or changed material information on the plan of distribution.

   (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

   (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   (4) Respond to requests for information contained in the prospectus within one business day of receipt of such request, and to send the documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, GIC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on March 12, 2003.

                  By /s/ ------------------------------------
                  Rory O'Byrne, President and Chief Executive Officer,


                  By /s/ -----------------------------------
                        Kelly Myers Chief Technology Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Colin Campbell  Director     Dated: March 12, 2003

        Burton Voorhees Director     Dated: March 12, 2003



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